                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C.  20549



                                   FORM 8-K/A
                                 CURRENT REPORT

                    Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934



                      Date of Report: September 24, 1998
              Date of earliest event reported: February 13, 1998
                            _______________________



                           BRADLEY REAL ESTATE, INC.
            (Exact name of Registrant as specified in its charter)



               Maryland                1-10328           04-6034603
     (State or other jurisdiction    (Commission      (I.R.S. Employer
           of incorporation)         File Number)    Identification No.)



                40 Skokie Boulevard, Northbrook, Illinois 60062
             (Address of principal executive offices and zip code)

              Registrant's telephone number, including area code:
                                (847) 272-9800

Item 7.     Financial Statements, Pro Forma Financial Information and Exhibits
            ------------------------------------------------------------------

        The following financial statements and pro forma financial information accompany this report:


(a)     Financial Statements
        --------------------

                                                                                     Page
                                                                                     ----
        Acquisition Properties - Clock Tower Plaza
        ------------------------------------------

        Independent Auditors' Report                                                  F-1

        Statement of Revenues and Certain Expenses for                                F-2
        the Six Months Ended June 30, 1998 (unaudited) and
        the Year Ended December 31, 1997

        Notes to Statement of Revenues and Certain Expenses                           F-3

        Mid-America Realty Investments, Inc.
        ------------------------------------

        Independent Auditors' Report                                                  F-5

        Consolidated Balance Sheets, December 31, 1997 and 1996                       F-6

        Consolidated Statements of Operations for the Years
        ended December 31, 1997, 1996 and 1995                                        F-7

        Consolidated Statements of Shareholders' Equity for the Years ended
        December 31, 1997, 1996 and 1995                                              F-8

        Consolidated Statements of Cash Flows for the Years ended
        December 31, 1997, 1996 and 1995                                              F-9

        Notes to Consolidated Financial Statements for the Years
        ended December 31, 1997, 1996, and 1995                                       F-11

        Schedule III - Real Estate and Accumulated Depreciation                       F-18

        Unaudited Consolidated Balance Sheets at March 31, 1998
        and December 31, 1997                                                         F-21


        Unaudited Consolidated Statements of Operations for the
        Three Months Ended March 31, 1998 and 1997                                    F-22


        Unaudited Consolidated Statements of Cash Flows for the Three
        Months Ended March 31, 1998 and 1997                                          F-23

        Notes to Unaudited Consolidated Financial Statements as
        of and for the Three Months ended March 31, 1998                              F-24

        Unaudited Consolidated Balance Sheets at June 30, 1998
        and December 31, 1997                                                         F-26

        Unaudited Consolidated Statements of Operation for the Three and
        Six Months Ended June 30, 1998 and 1997                                       F-27

        Unaudited Consolidated Statements of Cash Flows for the Six Months
        Ended June 30, 1998 and 1997                                                  F-28

        Notes to Unaudited Consolidated Financial Statements as of and for
        the Six Months ended June 30, 1998                                            F-29


                                                                                     Page
                                                                                     ----
(b)  Pro Forma Financial Information - Bradley Real Estate, Inc.
     -----------------------------------------------------------

        Pro Forma Condensed Combined Balance Sheet as of June 30, 1998
        (unaudited)                                                                   F-32

        Pro Forma Condensed Balance Sheet to reflect Prior Bradley
        Transactions as of June 30, 1998 (unaudited)                                  F-35

        Pro Forma Condensed Combined Statement of Income for the Six
        Months Ended June 30, 1998 (unaudited)                                        F-36

        Pro Forma Condensed Statement of Income to reflect Prior Bradley
        Transactions for the Six Months Ended June 30, 1998 (unaudited)               F-39

        Pro Forma Condensed Combined Statement of Income for the Year
        Ended December 31, 1997 (unaudited)                                           F-42

        Pro Forma Condensed Statement of Income to reflect Prior Bradley
        Transactions for the Year Ended December 31, 1997 (unaudited)                 F-45

(c)     Exhibits
        --------

        Number        Description
        ------        -----------
        *23.1         Consent of KPMG LLP.

        *23.2         Consent of Deloitte & Touche LLP.
-------------------
* Filed herewith.

                          Independent Auditors' Report


The Board of Directors of Bradley Real Estate, Inc.
and Unit Holders of Bradley Operating Limited Partnership:

We have audited the accompanying statement of revenues and certain expenses (defined as operating revenues less direct operating expenses) of Clock Tower Plaza for the year ended December 31, 1997. This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this statement based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of revenues and certain expenses is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement of revenues and certain expenses. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the statement of revenues and certain expenses. We believe that our audit provides a reasonable basis for our opinion.

The accompanying statement of revenues and certain expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and for inclusion in a current report on Form 8-K of Bradley Real Estate, Inc. as described in Note 2. The presentation is not intended to be a complete presentation of Clock Tower Plaza's revenues and expenses.

In our opinion, the statement of revenues and certain expenses referred to above presents fairly, in all material respects, the revenues and certain expenses described in Note 2, of Clock Tower Plaza for the year ended December 31, 1997, in conformity with generally accepted accounting principles.



                                                      KPMG LLP

Chicago, Illinois
September 2, 1998

ACQUISITION PROPERTIES - CLOCK TOWER PLAZA

Statement of Revenues and Certain Expenses



Year ended December 31, 1997 and the
Six Months ended June 30, 1998 (unaudited)

------------------------------------------------------------------------------------
                                               Six Months
                                                 Ended
                                             June 30, 1998            Year Ended
                                              (unaudited)          December 31, 1997
------------------------------------------------------------------------------------
Revenues:

     Base rental income                      $    670,653          $   1,323,751
     Operating expense and real estate
          tax recoveries                           82,310                194,434
     Other income                                     220                    830
------------------------------------------------------------------------------------

Total revenues                                    753,183              1,519,015

------------------------------------------------------------------------------------

Certain expenses:

     Real estate taxes                             32,500                 65,148
     Operating expenses                            27,141                105,135
     Utilities                                      2,962                  9,407
     Insurance                                      7,260                 14,520
------------------------------------------------------------------------------------

Total expenses                                     69,863                194,210

------------------------------------------------------------------------------------

Excess of revenues over certain expenses     $    683,320          $   1,324,805

------------------------------------------------------------------------------------


See accompanying notes to statement of revenues and certain expenses.

ACQUISITION PROPERTIES - CLOCK TOWER PLAZA

Notes to Statement of Revenues and Certain Expenses

Year ended December 31, 1997 and the
Six Months ended June 30, 1998 (unaudited)
________________________________________________________________________________

(1)     Background

        The Statement of Revenues and Certain Expenses (Statement) has been included for Clock Tower Plaza which was acquired by Bradley Real Estate, Inc. through Bradley Operating Limited Partnership (the Operating Partnership) on September 1, 1998.

        Clock Tower Plaza is located in Lima, Ohio. It consists of approximately 238,000 square feet of gross leasable area and was approximately 95% occupied at December 31, 1997.


(2)     Basis of Presentation

        The Statement has been prepared for the purpose of complying with Rule
        3.14 of Regulation S-X of the Securities and Exchange Commission and for inclusion in a current report on Form 8-K of Bradley Real Estate, Inc. and is not intended to be a complete presentation of Clock Tower Plaza's revenues and expenses. The Statement has been prepared on the accrual basis of accounting and requires management of Clock Tower Plaza to make estimates and assumptions that affect the reported amounts of the revenues and expenses during the reporting period. Actual results may differ from those estimates.

        Certain expenses which may not be comparable to the expenses expected to be incurred in the proposed future operations of Clock Tower Plaza have been excluded from the Statement. Expenses excluded consist of interest, depreciation and amortization, professional fees, and management fees.

        Unaudited Interim Period
        ------------------------

        The accompanying interim statement of revenues and certain expenses has been prepared without audit and in the opinion of management reflects all normal recurring adjustments necessary for a fair presentation of results for the unaudited interim period presented. Certain information in footnote disclosures normally included in the financial statements prepared in accordance with generally accepted accounting principles has been condensed or omitted.


(3)     Revenues

        The property leases retail space under various lease agreements with its tenants. All leases are accounted for as operating leases. Certain of the leases include provisions under which the property is reimbursed for certain common area, real estate, and insurance costs. Operating expenses and real estate tax recoveries reflected on the statement of revenues and certain expenses include amounts due for 1997 expenses for which the tenants have not yet been billed. In addition, certain leases provide for payment of contingent rentals based on a percentage applied to the amount by which the tenant's sales, as defined, exceed predetermined levels. Certain leases contain renewal options for various periods at various rental rates.

        Base rentals are reported as income over the lease term as they become receivable under the provisions of the leases. However, when rentals vary from a straight-line basis due to short-term rent abatements or escalating rents during the lease term, the income is recognized based on effective rental rates. Related adjustments increased base rental income by approximately $52,000 for the year ended December 31, 1997.

ACQUISITION PROPERTIES - CLOCK TOWER PLAZA

Notes to Statement of Revenues and Certain Expenses

Year ended December 31, 1997 and the
Six Months ended June 30, 1998 (unaudited)
________________________________________________________________________________

    Minimum rents to be received from tenants under operating leases in effect at December 31, 1997 are approximately as follows:


            _________________________________________________________

                 Year                                      Amount

            _________________________________________________________

                 1998                                   $1,293,572
                 1999                                    1,328,765
                 2000                                    1,168,169
                 2001                                    1,075,125
                 2002                                      965,064
                 Thereafter                              7,499,130
            _________________________________________________________

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Shareholders
Mid-America Realty Investments, Inc.

     We have audited the accompanying consolidated balance sheets of Mid-America Realty Investments, Inc. and subsidiary as of December 31, 1997 and 1996, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1997. Our audits also included the financial statement schedule listed in the Index at
Item 14(a)(2). These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements and financial statement schedule based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Mid-America Realty Investments, Inc. and subsidiary as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.



DELOITTE & TOUCHE LLP

January 28, 1998
Omaha, Nebraska

              MID-AMERICA REALTY INVESTMENTS, INC.  AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS

                        (Columnar Dollars in Thousands)


                                                   December 31,
                                               --------------------
ASSETS                                           1997        1996
                                               ---------  ---------
Cash                                           $   ----   $   ----
Accounts receivable, net of allowance
 of $175,000 and $195,000                         1,744      1,571
Notes receivable, net of allowance of
 $70,000                                            400        498
Property:
 Land and land improvements                      37,129     37,352
 Buildings                                      114,935    114,913
 Equipment and fixtures                             559        555
                                               --------   --------
                                                152,623    152,820
 Less:  Accumulated depreciation                (33,033)   (28,508)
                                               --------   --------
 Property, net                                  119,590    124,312

Investment in Mid-America Bethal
 Limited Partnership                             15,027     15,201
Intangible assets, less accumulated
 amortization of $3,834,000 and $3,422,000        1,382      1,623
Other assets                                      2,387      2,635
                                               --------   --------

                                               $140,530   $145,840
                                               ========   ========

LIABILITIES AND SHAREHOLDERS' EQUITY

Mortgages and notes payable                    $ 61,522   $ 64,348
Accrued liabilities                               2,095      1,957
                                               --------   --------
     Total Liabilities                           63,617     66,305

Commitments and Contingencies

Shareholders' Equity:
 Common stock, $.01 par value; authorized
  25,000,000 shares; issued and outstanding
  8,284,743 and 8,283,255 shares                     83         83
 Capital in excess of par value                 119,720    119,700
 Distributions in excess of net income          (42,890)   (40,248)
                                               --------   --------
     Total Shareholders' Equity                  76,913     79,535
                                               --------   --------

                                               $140,530   $145,840
                                               ========   ========

                See notes to consolidated financial statements.

              MID-AMERICA REALTY INVESTMENTS, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS

             (Columnar Dollars in Thousands except Per Share Data)

                                                   Year Ended December 31,
                                             -----------------------------------
                                                1997        1996         1995
                                             ----------  -----------  ----------
REVENUES
 Rental income                               $   17,348  $   17,012   $   16,564
 Reimbursement income                             5,130       5,097        4,834
 Property management and leasing income             172         194          200
 Other income                                       615         763          735
                                             ----------  ----------   ----------

 Total Revenues                                  23,265      23,066       22,333

EXPENSES
 Real estate taxes                                2,952       3,076        3,063
 Other property costs                             3,813       3,584        3,674
 Interest expense                                 5,539       5,787        5,965
 Administrative expenses                          1,370       1,268        1,458
 Property management and leasing expenses         1,118       1,062          812
 Depreciation and amortization                    4,981       5,066        5,125
                                             ----------  ----------   ----------

 Total Expenses                                  19,773      19,843       20,097
                                             ----------  ----------   ----------

Income Before Equity in
 Earnings of Mid-America Bethal
 Limited Partnership and Gain (Loss) on
 Sales of Real Estate, net                        3,492       3,223        2,236

Equity in Earnings of Mid-America Bethal
 Limited Partnership                              1,026         955          959
                                             ----------  ----------   ----------

INCOME FROM OPERATIONS                            4,518       4,178        3,195

Gain (Loss) on Sales of Real Estate, net            130        (289)         189
                                             ----------  ----------   ----------

NET INCOME                                   $    4,648  $    3,889   $    3,384
                                             ==========  ==========   ==========

Weighted Average Shares
 Outstanding During Period                    8,283,850   8,281,696    8,280,051
                                             ==========  ==========   ==========

NET INCOME PER COMMON SHARE                  $      .56  $      .47   $      .41
                                             ==========  ==========   ==========

                See notes to consolidated financial statements.

              MID-AMERICA REALTY INVESTMENTS, INC. AND SUBSIDIARY

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                        (Columnar Dollars in Thousands)

                                                 Capital in     Distributions
                                   Common         Excess of      in Excess of
                                   Stock          Par Value       Net Income       Total
                               -------------   -------------   -------------   -------------
BALANCE, JANUARY 1, 1995        $         83   $     119,677   $     (32,947)      $  86,813

Issuance of shares                      ----               5            ----               5

Net income                              ----            ----           3,384           3,384

Dividends declared and paid -
$.88 per share                          ----            ----          (7,286)         (7,286)
                               -------------   -------------   -------------   -------------

BALANCE, DECEMBER 31, 1995                83          119,682         (36,849)        82,916

Issuance of shares                      ----               18            ----             18

Net income                              ----             ----           3,889          3,889

Dividends declared and paid -
$.88 per share                          ----            ----          (7,288)        (7,288)
                               -------------   -------------   -------------   -------------

BALANCE, DECEMBER 31, 1996                83          119,700         (40,248)        79,535

Issuance of shares                      ----               20            ----             20

Net income                              ----             ----           4,648          4,648

Dividends declared and paid
 $.88 per share                         ----            ----          (7,290)        (7,290)
                               -------------   -------------   -------------   -------------

BALANCE, DECEMBER 31, 1997     $          83   $     119,720   $     (42,890)  $      76,913
                               =============   =============   =============   =============

                See notes to consolidated financial statements.

              MID-AMERICA REALTY INVESTMENTS, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                        (Columnar Dollars in Thousands)

                                                         Year Ended December 31,
                                                     ------------------------------
                                                       1997       1996      1995
                                                     ---------  --------  ---------
CASH FLOWS FROM OPERATING ACTIVITIES
 Net Income                                          $  4,648   $ 3,889   $  3,384
 Adjustments:
  Depreciation and amortization                         4,981     5,066      5,125
  Investment in Mid-America Bethal
   Limited Partnership:
   Equity in earnings                                  (1,026)     (955)      (959)
   Distributions received                               1,200     1,350      1,500
  (Gain) loss on sales of real estate, net               (130)      289       (189)
  (Decrease) increase in related liabilities             (167)      145        537
  Decrease (increase) in related assets                   129      (358)      (542)
                                                     --------   -------   --------
Net Cash Flows From Operating Activities                9,635     9,426      8,856
CASH FLOWS FROM INVESTING ACTIVITIES
 Proceeds from sales of real estate                       344       572        469
 Principal repayments of notes receivable                 157       334        123
 Additions to property:
  Expansion projects & other capital expenditures      (1,107)   (1,725)    (1,184)
  Tenant improvements                                    (420)     (280)      (667)
 Cash paid for leasing fees                               (88)      (55)      (263)
 Payments from Yield Maintenance Agreement              1,517        19      1,027
 Principal repayments of Tax Increment
  Financing Bonds                                         160       242         71
                                                     --------   -------   --------
 Net Cash Flows From Investing Activities                 563      (893)      (424)
CASH FLOWS FROM FINANCING ACTIVITIES
 Payments on short-term debt, net                      (2,989)     (119)    (2,147)
 Proceeds of mortgages payable                            726      ----     14,500
 Principal payments on mortgages payable                 (563)   (1,126)   (13,279)
 Cash paid for loan fees                                  (82)     ----       (220)
 Dividends paid                                        (7,290)   (7,288)    (7,286)
                                                     --------   -------   --------
 Net Cash Flows From Financing Activities             (10,198)   (8,533)    (8,432)
                                                     --------   -------   --------

NET CHANGE IN CASH                                       ----      ----       ----
CASH, BEGINNING OF YEAR                                  ----      ----       ----
                                                     --------   -------   --------
CASH, END OF YEAR                                    $   ----   $  ----   $   ----
                                                     ========   =======   ========

                See notes to consolidated financial statements.

              MID-AMERICA REALTY INVESTMENTS, INC. AND SUBSIDIARY

     SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:



1997:   (A)   Both of the Company's acquisition lines of credit were extended, one to July 1998 and the other to July 1999.

        (B) The Company extended its working line of credit two years to July 1999.

        (C) The Company refinanced the Miracle Hills Park Shopping Center fixed rate mortgage for seven years to August 2004. Proceeds of $4,000,000 were used to repay the maturing $3,300,000 fixed rate mortgage secured by Miracle Hills Shopping Center and to repay variable rate acquisition line debt.


1996:   (A)   One of the Company's acquisition lines of credit was extended one year to July 1997.

        (B) The Company extended the two Twin Oaks Centre mortgages for three years to April 1999.

        (C) The Company repaid the maturing fixed rate mortgage loan secured by Bishop Heights Shopping Center with proceeds from one of the Company's acquisition lines of credit.

1995:   (A)   Both of the Company's acquisition lines of credit were extended, one to July 1996 and the other to July 1997.

        (B) The Company extended its working line of credit two years to July 1997.

        (C) The Company extended the Lakewood Mall mortgage loan for three years to August 1998.

        (D) The Company assumed the Twin Oaks Centre loan. See Note B to the Company's Consolidated Financial Statements.


                See notes to consolidated financial statements.

              MID-AMERICA REALTY INVESTMENTS, INC.  AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

             For the Years Ended December 31, 1997, 1996, and 1995 (Columnar Dollars in Footnotes are in Thousands except Per Share Data)


A.  Summary of Significant Accounting Policies

    Nature of Operations - Mid-America Realty Investments, Inc. (the "Company"), a Maryland corporation, owns and manages income-producing properties, primarily enclosed malls and neighborhood shopping centers. The Company has qualified as a real estate investment trust ("REIT") under the provisions of the internal Revenue Code.

    At December 31, 1997, the Company owned 18 neighborhood shopping centers and four enclosed malls located as follows: eight in Nebraska, three in Wisconsin, two each in Indiana and Minnesota, and one each in Arkansas, Georgia, Illinois, Iowa, Michigan, South Dakota and Tennessee. Additionally, the Company is a 50% partner in Mid-America Bethal Limited Partnership ("Mid-America Bethal") which owns two neighborhood shopping centers in Nebraska and Wisconsin and one enclosed mail in Nebraska.

    Use of Estimates - In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from those estimates.

    Principles of Consolidation - The consolidated financial statements are prepared on an accrual basis and include the accounts of the Company and its wholly-owned subsidiary, Mid-America Centers Corp. All significant intercompany balances and transactions have been eliminated.

    Cash and Cash Equivalents - The Company considers short-term investments with a maturity at acquisition of three months or less as cash equivalents. The Company currently utilizes daily cash receipts to pay down any working capital balances.

    Investment in Mid-America Bethal Limited Partnership - The Company's 50% investment in Mid-America Bethal is accounted for using the equity method.

    Property - Property is stated at the lower of depreciated cost or the amount estimated to be recoverable through future cash flows from property operations and dispositions. Assets are depreciated using the straight-line method over the following lives: land improvements - 15 years; buildings - 40 years; tenant improvements -shorter of the term of the lease or the estimated useful life of the improvement; and equipment and fixtures - 5 to 7 years. Real property depreciation for the years ended December 31, 1997, 1996 and 1995 was $4,487,000, $4,489,000 and $4,389,000, respectively. Statement of Financial Accounting Standards "SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed of" requires that long-lived assets such as real estate assets be reviewed whenever events or changes in circumstances indicate that the book value of the asset may not be recoverable. If the sum of the estimated future net cash flows (undiscounted and without interest charges) from an asset to be held and used is less than the book value of the asset, an impairment loss must be recognized in the amount of the difference between book value and fair value as opposed to the difference between book value and net realizable value under the previous accounting standard. For long-term assets like those held by the Company, the determination of whether there is an impairment loss is dependent primarily on the Company's estimates on occupancy, rent and expense increases, which involves numerous assumptions and judgments as to future events over a period of many years. At December 3 1, 1997, the Company does not hold any assets that meet the impairment criteria of SFAS No. 121.

    Intangible Assets - Fees paid for leasing commissions on new or renewed leases are amortized using the straight-line method over the initial term or extension of the lease. Costs incurred to obtain mortgages and notes payable are being amortized over the term of the obligation or agreement. Other intangible assets, primarily from the acquisition of Mid-America Centers Corp., are being amortized using the straight-line method over periods of 60-120 months.

    Leases - All leases with tenants are classified as operating leases.

    Revenue Recognition - Minimum rents from tenants are recognized monthly based upon total fixed cash flow over the initial term of the lease, using the straight-line method. Percentage rents are based upon tenant sales levels for a specified period. Reimbursed expenses for real estate taxes, common area maintenance, utilities, janitorial and building maintenance are recognized in the period in which the expenses are incurred, based upon the provisions of the tenant's lease.

    Federal Income Taxes - The Company has qualified as a REIT under the Internal Revenue Code and, accordingly, will not be subject to federal income taxes on amounts distributed to shareholders provided certain requirements are met, including the provision that at least 95% of its real estate investment trust taxable income is distributed by March 15 of the following year.

    The dividends paid during 1997, 1996 and 1995 were allocated between ordinary income and non-taxable return of capital as follows (amounts are per share):

                               1997   1996   1995
                               -----  -----  -----

          Ordinary income      $ .74  $ .62  $ .05
          Return of capital      .14    .26    .83
                               -----  -----  -----

                               $ .88  $ .88  $ .88
                               =====  =====  =====

    In 1995, a portion of previously recorded book losses associated with the Company's interest in Twin Oaks Centre were utilized for income tax purposes.
As a result of the settlement described in footnote B, these losses affected the taxation of dividends paid during 1995 by increasing the return of capital portion and decreasing the ordinary income portion.

    Repurchase of Common Stock - Under the laws of the state of Maryland, all shares of common stock reacquired by the Company must be retired.

    Net Income Per Share - Net income per share was determined by dividing net income for the periods presented by the weighted average number of shares of common stock outstanding for the period. Dilutive net income per share, which includes the effect of common stock equivalents, as required by SFAS No. 128, "Earnings Per Share", was determined to have no impact on earnings per share.

    Other - In February 1997, the FASB issued SFAS No. 129, "Disclosure of Information about Capital Structure." In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income" and SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information", all of which are effective for fiscal years beginning after December 15, 1997. The provisions of these statements are of a disclosure nature only and will not have an impact on the operations of the Company.

B.  Property Transactions

    Westview Plaza - In August 1996, the Company completed the sale of Westview Plaza in McCook, Nebraska. The gross sales price was $425,000 resulting in a book loss of approximately $314,000. Proceeds from the sale were used to reduce bank debt.

    Outlot Sales - During 1997, the Company sold two outlot parcels for total proceeds of $344,000, resulting in a gain of $130,000. During 1996 and 1995, the Company sold one and two outlot parcels, respectively, for total proceeds of $183,000 and $469,000, respectively, resulting in book gains of $24,400 and $189,000, respectively.

    Twin Oaks Centre - On April 19, 1995, the Company entered into a settlement agreement with the Twin Oaks Centre Limited Partnership (the "Partnership").
The Partnership was in default on a mortgage loan to the Company. Pursuant to the settlement, the Company took ownership of the underlying collateral which consisted of the Twin Oaks Centre ("TOC"), a 95,000 square foot neighborhood shopping center in Silvis, Illinois and tax increment financing bonds ("TIF") payable from incremental sales and real estate taxes generated by the shopping center and adjacent properties. In conjunction with the Settlement, the Company transferred from "Interest in Twin Oaks Centre" on the Consolidated Balance Sheet, the estimated value of the TOC ($4,136,000) to "Property", the estimated value of the TIF Bonds ($2,000,000) to "Other Assets", and the balance of a first mortgage (the "TOC Loan"), which was assumed by the Company, to "Mortgages and Notes Payable". The TOC Loan had a balance of $3,033,000 on April 19, 1995. Since the settlement date, the Company has received approximately $1,144,000 from the City of Silvis, Illinois related to the TIF Bonds; approximately $472,000 of this payment was recorded by the Company as principal reduction.


C.  Notes Receivable

    Notes receivable at December 31, 1997 consists of two separate notes from parties formerly related to the Company. The notes carry interest rates of 9.50% and 12%, mature in varying amounts through 2004 and are collateralized by specific tangible assets and personal guarantees.


D.  Investment in Mid-America Bethal Limited Partnership

    The Company has a 50% general partnership interest in Mid-America Bethal, a Nebraska limited partnership. The Company is the managing general partner of Mid-America Bethal and a European investor is the limited partner. Mid-America Bethal owns and operates two neighborhood shopping centers and one enclosed mall.

    Summarized financial information on Mid-America Bethal is as follows:

                                         December 31,
                                   ----------------------
                                     1997           1996
                                   -------        -------
BALANCE SHEETS
 Assets:
  Cash and cash equivalents        $   823         $   751
  Property, net of accumulated
  depreciation of $8,471,000
  and $7,370,000                    28,652          29,097
 Other assets                          592             572
                                   -------         -------
                                   $30,067         $30,420
                                   =======         =======

 Liabilities and Partners'
   Capital:
  Accrued liabilities              $    13         $    18
  Partners' capital                 30,054          30,402
                                   -------         -------
                                   $30,067         $30,420
                                   =======         =======

                             Year Ended December 31,
                            ------------------------
                             1997    1996     1995
                            ------  -------  -------
STATEMENTS OF OPERATIONS
 Total Revenues             $4,561  $ 4,442  $ 4,330
                            ======  =======  =======

 Net Income                 $2,052  $ 1,909  $ 1,918
                            ======  =======  =======

EQUITY IN EARNINGS OF
MID-AMERICA BETHAL
RECORDED BY THE COMPANY     $1,026  $   955  $   959
                            ======  =======  =======

    Mid-America Centers Corp. has agreements with Mid-America Bethal for the management and leasing of properties owned by Mid-America Bethal. For the years ended December 31, 1997, 1996 and 1995, Mid-America Bethal paid property management fees of $178,000, $171,000, and $172,000, respectively, and incurred and capitalized leasing commissions of $16,000, $32,000, and $28,000, respectively. In addition, the Company administers the day-to-day activities of Mid-America Bethal. For these services, the Company received administrative fees from Mid-America Bethal of S25,000, $20,000 and $20,000 for the twelve months ended December 31, 1997, 1996 and 1995, respectively.

E.  Mortgages and Notes Payable

    Mortgages and notes payable are comprised of the following:

                                                                                        December 31,
                                        Maximum    Interest   Annual    Maturity      ---------------
                                       Available     Rate    Payment      Date        1997       1996
                                       ---------   --------  -------    --------      ----       ----

Fixed-Rate Mortgage Debt:
 Mortgages and Notes Payable:
  Lakewood Mall                                      8.50%   $ 768     Aug. 1998    $ 7,043    $ 7,204
  Meadows S.C.                                       9.88%   $ 346     Nov. 1998      2,950      3,002
  Twin Oaks Centre                                   8.50%   $  84     Apr. 1999        688        699
  Twin Oaks Centre (See Note B)                      8.50%   $ 342     Apr. 1999      2,854      2,915
  Eastville Plaza                                    9.25%   $ 292     Feb. 2001      2,902      2,925
  Rivergate S.C.                                    10.00%   $ 336     Jan. 2002      3,064      3,093
  Shenandoah Plaza                                  10.00%   $ 456     Jan. 2002      4,117      4,156
  Edgewood S.C.                                      9.08%   $ 590     Feb. 2002      6,500      6,500
  Southport Centre                                   9.20%   $ 736     Apr. 2002      8,000      8,000
  Moorland Square                                    9.00%   $ 384     Nov. 2002      3,539      3,600
  Kimberly West                                      8.00%   $ 403     Dec. 2002      4,014      4,092
  Miracle Hills Park                                 8.28%   $ 379     Aug. 2004      3,980      3,302
                                                                                    -------    -------
 Total Fixed-Rate Mortgage Debt                                                      49,651     49,488
 Adjustable-Rate Debt:
 Revolving Credit Agreements:
  Working Line of Credit               $ 5,000               7.66%     July 1999       ----        545
  Lines of Credit for Acquisitions     $10,000               7.66%     July 1999     10,000      4,756
                                       $15,000               7.97%     July 1998      1,871      9,559
                                                                                    -------    -------
 Total Adjustable Rate Debt                                                          11,871     14,860
                                                                                    -------    -------
Total Mortgages and Notes Payable                                                   $61,522    $64,348
                                                                                    =======    =======

During 1997, the Company finalized a $4,000,000, 8.28% fixed rate mortgage loan secured by the Miracle Hills Park Shopping Center. The net proceeds from this loan were used to repay the maturing $3,300,000 fixed rate mortgage secured by the Miracle Hills Park Shopping Center and to repay variable rate acquisition line debt. This loan has a seven (7) year term with payments based on a 25-year amortization. The Company paid fees of approximately $46,000. In addition, the Company renegotiated the terms of its revolving credit agreements. The $5,000,000 working capital and the $10,000,000 acquisition lines of credit were extended to July 1999 for an extension fee of $15,000. Both lines are priced at 200 basis points over LIBOR. The $15,000,000 acquisition line was extended until July 1998 with the interest rate remaining at 250 basis points over LIBOR; non-use fee of 25 basis points was eliminated. The interest rate can be reduced by 25 basis points if $100,000 of non-interest bearing deposits are kept with the lending institution. At December 31,1997, the Company had $100,000 of deposits with the lending institution and the interest rate of the acquisition line was LIBOR plus 225 basis points.

     Principal maturities of total mortgages and notes payable, after giving effect to the commitments described above, for the next five years are as follows: 1998 - $12,241,000; 1999 - $13,795,000; 2000 - $479,000; 2001
$3,351,000; 2002 - $27,982,000, and thereafter - $3,674,000.

     Substantially all of the Company's properties serve as collateral on one or more of the above-mentioned obligations. The Company was in compliance with all debt covenants at December 31, 1997 which require, among other covenants, that the Company's total debt will not exceed 50% of total assets.

F.  Commitments and Contingencies

     Yield Maintenance Agreement - In June 1992, the Company entered into a Yield Maintenance Agreement (as amended, the "YMA") with parties formerly related to the Company. Under the YMA, the formerly related parties guaranteed a 10% return from June 1, 1992 to December 31, 1996, calculated on a quarterly basis, to the Company based upon the amount of the Company's Investment Base for five specific properties purchased from the formerly related parties.

     Under the YMA, the market value of these properties was determined as of December 31, 1996. The determined market value was based on a 10.25% capitalization rate applied to net operating income for the year ended December 31, 1996. The determined market value of the properties was less than the Company's adjusted acquisition cost, and pursuant to the YMA, the difference was owed to the Company, subject to certain limits. The obligations of the formerly related parties under the YMA were limited to $2,800,000.

     During second quarter 1997, the Company received the final settlement of approximately $1,421,000 due under the YMA. The proceeds, which prior to receipt were not reflected in the consolidated financial statements of the Company, were used to reduce bank line debt. In addition, because receipt of these amounts was not considered operating income, these amounts were not considered net income and were applied against the carrying value of the properties purchased from the formerly related parties.

     Litigation - The Company is subject to a number of lawsuits and claims for various amounts which arise out of the normal course of business. In the opinion of management, the disposition of claims currently pending will not have a material adverse effect on the Company's financial position or results of operations.

G.   Employee Benefit and Stock Plans

     Retirement Savings Plan - In 1994, the Company established a qualified savings 401(k) plan covering substantially all full-time employees. Participants may contribute up to 15% of their pre-tax base pay with a discretionary Company matching contribution. During 1996, the Company contribution was equal to 25% of the first 4% of participant contributions. Effective January 1, 1997, the Company contribution was increased to 50% of the first 4% of participant contributions. Participants vest in Company contributions over five years. Contribution expense for the years ended December 31, 1997 and 1996 was $19,600 and $14,400, respectively.

     Stock Plans - Pursuant to the Amended Stock Option Plan which was approved by shareholders in 1992 and the 1995 Stock Plan approved by shareholders in 1995 (collectively, the "Plans"), the Compensation Committee of the Board of Directors is authorized to issue options to purchase shares of common stock at the then current market price of such shares and other stock awards to employees of the Company and Mid-America Centers Corp. Stock options become exercisable over discretionary periods not to exceed 10 years from the date of grant. At December 31, 1997, approximately 200,000 shares remained available for issuance under the Plans.


     Following is a summary of the option activity under the Plans:

                                              Shares
                                           Under Option  Option Price Per Share
                                           ------------  ----------------------
          Outstanding January 1, 1992             ----          ----
          Granted                              108,000   $10.375 to $25.375
                                              --------
          Outstanding December 31, 1992        108,000   $10.375 to $25.375
          Granted                              140,000         $10.75
          Canceled                            (108,000)  $10.375 to $25.375
                                              --------
          Outstanding December 31, 1993        140,000         $10.75
          Forfeited                            (15,000)        $10.75
                                              --------
          Outstanding at December 31, 1994     125,000         $10.75
          Granted                              100,000         $ 8.00
          Forfeited                            (10,000)        $10.75
                                              --------
          Outstanding at December 31, 1995,
            1996 and 1997                      215,000   $8.00 to $10.75
                                              ========

At December 31, 1997, 215,000 stock options were exercisable.

    In October 1995, the Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock Based Compensation" (FAS 123), effective for fiscal years beginning after December 15, 1995. The statement requires employers to adopt a fair value method of accounting for the recognition of employee stock based compensation expense or, as an alternative, supplemental disclosure of the impact such expense recognition would have had on the Company's results of operations. The Company has elected the supplemental disclosure option and has determined, based on the use of the Black-Scholes option-pricing model and appropriate Company-specific assumptions, that expense recognition of employee stock based compensation would have had an immaterial impact on the Company's consolidated operating results or net income per share.


H.  Disclosure of Fair Value

    The following disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of SFAS No. 107, "Disclosures about Fair Value of Financial Instruments." The estimated fair value amounts have been determined by the Company, using available market information and appropriate valuation methodologies. However, considerable judgment is necessarily required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

    The fair value estimates presented herein are based on pertinent information available to management as of December 31, 1997. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date, and current estimates of fair value may differ significantly from the amounts presented herein.


    Notes receivable and TIF Bond:

    The carrying amounts of these items represent the Company's reasonable estimate of their fair value.

    Mortgages and notes payable - Fixed rate mortgage debt:

    At December 31, 1997, the carrying amount was $49,651,000 compared to an estimated fair market value of approximately $50,102,000. Interest rates that are currently available to the Company for the issuance of mortgages with similar terms and remaining maturities were used to estimate fair value of these mortgages.


I.  Leasing Activities

    Spaces in the Company's properties are leased under operating leases with initial terms ranging from one to 40 years. Certain of the leases contain options to renew. Leases generally provide for minimum rents and percentage rents plus reimbursement of certain operating expenses. The majority of tenants pay reimbursements for their pro rata share of certain operating expenses.

    Rent income in excess of base rent from tenants with percentage rent provisions (based upon tenant sales levels for a specified period) for the years ended December 31, 1997, 1996 and 1995 was $597,000, $471,000, and $536,000,
respectively.

    Wal-Mart, Herberger's, Hy-Vee grocery stores, Kmart, Walgreens, Target and/or Shopko and J.C. Penney anchored a total of 17 of the Company's properties either as tenants or as occupants of buildings adjacent to the properties and lease in the aggregate approximately 39% of the total leasable space in the Company's properties.

    Additionally, Kmart, Hy-Vee grocery stores, Herberger's and/or Wal-Mart anchored all Mid-America Bethal properties as either lessees or as occupants of buildings adjacent to the properties and lease approximately 38% of the total leasable space in the Mid-America Bethal properties.

    The only tenant with rental commitments more than 10% of the gross leasable space of the properties owned by the Company at December 31, 1997 is Wal-Mart, whose five stores at properties owned by the Company account for approximately 15% of total gross leasable area. Wal-Mart also operates stores adjacent to three of the Company's properties and to one of Mid-America Bethal's properties.

    Future base rents under non-cancelable operating leases on properties owned solely by the Company at December 31, 1997 are as follows:



                                                   Other
            Year Ending December 31,    Wal-Mart  Tenants    Total
            ------------------------    --------  --------  --------

                      1998               $ 1,232  $ 15,005  $ 16,237
                      1999                 1,232    14,161    15,393
                      2000                 1,232    13,256    14,488
                      2001                 1,232    12,170    13,402
                      2002                 1,232    10,940    12,172
                      Thereafter           4,457    76,092    80,549
                                         -------  --------  --------
                                         $10,617  $141,624  $152,241
                                         =======  ========  ========

The Company had no tenant which in any of the three years ended December 31, 1997 provided 10% or more of the Company's rental income or total revenues.


J.  Quarterly Information (Unaudited)

                                   First       Second      Third       Fourth
                                  Quarter     Quarter     Quarter     Quarter      Total
                                 ----------  ----------  ----------  ----------  ----------
Year Ended December 31, 1997:
 Total revenues                  $    5,789  $    5,815  $    5,815  $    5,846  $   23,265
 Net income                      $    1,243  $    1,082  $    1,130  $    1,193  $    4,648
 Net income per share            $      .15  $      .13  $      .14  $      .14  $      .56
 Dividends declared per share    $      .22  $      .22  $      .22  $      .22  $      .88
 Weighted average number
  of shares outstanding           8,283,255   8,283,759   8,284,275   8,284,743   8,283,850

                                    First       Second      Third       Fourth
                                   Quarter     Quarter     Quarter     Quarter      Total
                                 ----------  ----------  ----------  ----------  ----------
Year Ended December 31, 1996:
 Total revenues                  $    5,893  $    5,797  $    5,736  $    5,640  $   23,066
 Net income                      $    1,166  $      950  $      769  $    1,004  $    3,889
 Net income per share            $      .14  $      .11  $      .09  $      .13  $      .47
 Dividends declared per share    $      .22  $      .22  $      .22  $      .22  $      .88
 Weighted average number
  of shares outstanding           8,280,842   8,281,407   8,281,978   8,282,548   8,281,696

K.  Subsequent Event

    On January 27, 1998, the Company declared a cash dividend of $.22 per common share payable on February 24, 1998 to stockholders of record on February 10, 1998.

              MID-AMERICA REALTY INVESTMENTS, INC. AND SUBSIDIARY

            SCHEDULE III - REAL ESTATE AND ACCUMULATED DEPRECIATION
                        (Columnar Dollars in Thousands)



                                                                                      Reductions
                                                                         Additional     from
                                               Initial Cost to Company     Costs       Receipts
                                              -------------------------  Subsequent   Subsequent
                                                        Buildings and       to            to
        Description           Encumbrances      Land    Improvements    Acquisition   Acquisition
---------------------------  ---------------  --------  -------------   ------------  -----------
Monument Mall,               Line of          $    420       $ 9,691      $ 3,679      $ (1,612)
Scottsbluff, NE              Credit(2)


Delta Plaza,                 Line of               527         6,949        4,814          (311)
Escanaba, MI                 Credit(2)

Thunderbird Mall,            Line of               305         6,027        3,862            --
Virginia, MN                 Credit(2)


Eastville Plaza,               $ 2,902             706         3,529          678          (403)
Fremont, NE

Bishop Heights,              Line of               710           723          156            --
Lincoln, NE                  Credit(2)


Ille de Grand,               Line of               690         2,880        1,061            --
Grand Island, NE             Credit (2)


Edgewood-Phase I,            {
Lincoln, NE                  {                   1,396         1,993        1,512            --
                             { $ 6,500
Edgewood-Phase II,           {
Lincoln, NE                  {                   1,387         4,327          776            --

The Meadows,                   $ 2,950           1,179         3,121           75            --
Lincoln, NE

Miracle Hills Park,            $ 3,980           2,250         4,972          461          (274)
Omaha, NE

Macon County,                Line of               228         3,021          108           (40)
Lafayette, TN                Credit(2)


Town West Center,            Line of               366         4,263          169            --
Paragould, AR                Credit(2)


Rivergate,                     $ 3,064             163         4,058          301           (25)
Shelbyville, IN

Germantown,                  Line of               488         8,766          602           (15)
Jasper, IN                   Credit(2)


Shenandoah Plaza,              $ 4,117             485         5,281          130            --
Newnan, GA

Cornhusker Plaza,            Line of             1,185         3,143           62            --
South Sioux City, NE         Credit(2)
                                    Gross Amount at Which             Accumulated
                                Carried at December 31, 1997          Depreciation                          Date of
                             ------------------------------------          at            Completion       Acquisition
                                      Buildings and                   December 31,        Date for            of
        Description          Land     Improvements      Total            1997           Construction      Completion
-----------------------    ---------  ------------  -------------     -----------       ------------      ----------
Monument Mall,              $    353      $ 11,825      $ 12,178         $(3,792)            08/1986        12/30/86
Scottsbluff, NE

Delta Plaza,                   1,096        10,883        11,979          (3,267)            09/1971        12/30/86
Escanaba, MI

Thunderbird Mall,                305         9,889        10,194          (2,714)            09/1971        12/30/86
Virginia, MN

Eastville Plaza,                 633         3,877         4,510          (1,376)            08/1986        12/30/86
Fremont, NE

Bishop Heights,                  710           879         1,589            (334)            09/1971        12/30/86
Lincoln, NE

Ille de Grand,                   690         3,941         4,631          (1,385)            07/1977        04/09/87
Grand Island, NE

Edgewood-Phase I,
Lincoln, NE                    1,396         3,505         4,901          (1,343)            09/1980        06/01/87

Edgewood-Phase II,
Lincoln, NE                    1,387         5,103         6,490          (1,148)            06/1991        06/26/91

The Meadows,                   1,179         3,196         4,375            (985)            12/1987        06/01/88
Lincoln, NE

Miracle Hills Park,            2,147         5,262         7,409          (1,780)            03/1987        07/05/88
Omaha, NE

Macon County,                    225         3,092         3,317            (944)            12/1985        12/21/88
Lafayette, TN

Town West Center,                366         4,432         4,798          (1,236)            04/1987        12/21/88
Paragould, AR

Rivergate,                       162         4,335         4,497          (1,227)            03/1986        12/21/88
Shelbyville, IN

Germantown,                      540         9,301         9,841          (2,443)            12/1985        12/21/88
Jasper, IN

Shenandoah Plaza,                485         5,411         5,896          (1,576)            02/1988        12/21/88
Newnan, GA

Cornhusker Plaza,              1,185         3,205         4,390            (696)            02/1990        06/27/91
South Sioux City, NE

                                                                                      Reductions
                                                                         Additional     from
                                               Initial Cost to Company     Costs       Receipts
                                              -------------------------  Subsequent   Subsequent
                                                        Buildings and       to            to
        Description           Encumbrances      Land    Improvements    Acquisition   Acquisition
---------------------------  ---------------  --------  -------------   ------------  -----------
Lakewood Mall,                 $ 7,043             600        13,890        2,008        (1,682)
Aberdeen, SD

Kimberly West,                 $ 4,014           1,700         4,691          281          (614)
Davenport, IA

Moorland Square,               $ 3,539           1,550         3,750        1,162           (45)
New Berlin, WI

Fairacres,                   Line of             1,500         3,310          580           (635)
Oshkosh, WI                  Credit(2)

Southport Centre,              $ 8,000           3,675         8,946          328             --
Apple Valley, MN

Fitchburg Ridge,             None                  500         1,545           47             --
Fitchburg, WI

Twin Oaks Centre               $ 3,543           1,075         3,062           53           (208)
Silvis, IL                                     -------      --------      -------        -------
                                               $23,085      $111,938      $22,905        $(5,864)
                                               =======      ========      =======        =======
                                    Gross Amount at Which             Accumulated
                                Carried at December 31, 1997          Depreciation                          Date of
                             ------------------------------------          at            Completion       Acquisition
                                      Buildings and                   December 31,        Date for            of
        Description          Land     Improvements      Total            1997           Construction      Completion
-----------------------    ---------  ------------  -------------     -----------       ------------      ----------
Lakewood Mall,                   766        14,050        14,816          (2,680)            08/1990        08/28/92
Aberdeen, SD

Kimberly West,                 1,617         4,441         6,058            (795)            01/1989        12/14/92
Davenport, IA

Moorland Square,               1,750         4,667         6,417            (692)            02/1990        11/23/92
New Berlin, WI

Fairacres,                     1,389         3,366         4,755            (705)            05/1992        12/22/92
Oshkosh, WI

Southport Centre,              3,675         9,274        12,949          (1,042)            01/1992        01/01/94
Apple Valley, MN

Fitchburg Ridge,                 500         1,592         2,092            (113)            12/1980        08/31/94
Fitchburg, WI

Twin Oaks Centre                 867         3,115         3,982            (245)            01/1992        04/19/95
Silvis, IL                   -------      --------      --------        --------
                             $23,423      $128,641      $152,064        $(32,538)
                             =======      ========      ========        ========

(1) The aggregate cost for federal income tax purposes for these properties is approximately $152,064,000.
(2)  Revolving credit agreements totaled $11,871,000 at December 31, 1997.

              MID-AMERICA REALTY INVESTMENTS, INC. AND SUBSIDIARY

                        (Columnar Dollars in Thousands)

                                                                            Buildings
                                                               Land        and Tenant     Equipment    Construction-
                                                   Land    Improvements   Improvements   and Fixtures   in-Progress         Total
                                                   ----    ------------   ------------   ------------  -------------        -----
REAL ESTATE
Balance, January 1, 1995                         $23,469        $13,343       $109,356           $599       $   334        $147,061
  Additions at cost                                1,075             22          5,181           ----           599           6,877
  Retirements                                       (250)          ----           ----           ----          ----            (250)

  Reductions for receipts under Yield
    Maintenance Agreement                            (92)          ----           (935)          ----          ----          (1,027)

  Transfer of assets when placed into service       ----           ----           ----           ----          (646)           (646)

                                                 -------        -------       --------           ----   -----------        --------

Balance, December 31, 1995                        24,202         13,365        113,602            559           287         152,015
  Additions at cost                                 ----            167            832           ----         1,011           2,010
  Retirements                                       (232)          (148)          (801)            (4)         ----          (1,185)

  Reductions for receipts under Yield
    Maintenance Agreement                             (2)          ----            (18)          ----          ----             (20)

  Transfer of Assets when placed into service       ----           ----          1,298           ----        (1,298)           ----
                                                 -------        -------       --------           ----   -----------        --------

Balance, December 31, 1996                        23,968         13,384        114,913            555          ----         152,820
  Additions to cost and expenses                      26            320          1,178              4          ----           1,528
  Retirements                                       (208)          ----           ----           ----         -----            (208)

  Reductions for receipts under Yield
    Maintenance Agreement                           (361)          ----         (1,156)          ----          ----          (1,517)

  Transfer of assets when placed into service       ----           ----           ----           ----          ----            ----
                                                 -------        -------       --------           ----   -----------        --------

Balance, December 31, 1997                       $23,425        $13,704       $114,935           $559       $  ----        $152,623
                                                 =======        =======       ========           ====   ===========        ========

ACCUMULATED DEPRECIATION
Balance, January 1, 1995                         $  ----        $ 4,647       $ 14,809           $344       $  ----        $ 19,800
  Additions at cost                                 ----            884          3,506             60          ----           4,450
  Retirements                                       ----           ----           ----           ----          ----            ----
                                                 -------        -------       --------           ----   -----------        --------

Balance, December 31, 1995                          ----          5,531         18,315            404          ----          24,250
  Additions charged to costs and expenses           ----            883          3,605             53          ----           4,541
  Retirements                                       ----            (67)          (216)          ----          ----            (283)

                                                 -------        -------       --------           ----   -----------        --------

Balance, December 31, 1996                          ----          6,347         21,704            457          ----          28,508
  Additions charged to costs and expenses           ----            887          3,599             39          ----           4,525
  Retirements                                       ----           ----           ----           ----          ----            ----
                                                 -------        -------       --------           ----   -----------        --------

Balance, December 31, 1997                       $  ----        $ 7,234       $ 25,303           $496       $  ----        $ 33,033
                                                 -------        -------       --------           ----   -----------        --------

              MID-AMERICA REALTY INVESTMENTS, INC. AND SUBSIDIARY
                          CONSOLIDATED BALANCE SHEETS
                                  (Unaudited)
                        (Columnar Dollars in Thousands)

ASSETS                                           March 31, 1998   December 31, 1997
                                                 ---------------  ------------------
Cash                                                   $   ----            $   ----
Accounts receivable, net of allowance
  of $179,000 and $175,000                                1,876               1,744
Notes receivable, net of allowance of $70,000               409                 400
Property:
  Land and land improvements                             37,129              37,129
  Buildings                                             115,030             114,935
  Equipment and fixtures                                    557                 559
                                                       --------            --------
                                                        152,716             152,623
  Less:  Accumulated depreciation                       (34,161)            (33,033)
                                                       --------            --------
                                                        118,555             119,590

Investment in Mid-America Bethal
  Limited Partnership                                    14,943              15,027
Intangible assets, less accumulated
  amortization of $3,930,000 and $3,834,000               1,307               1,382
Other assets                                              2,605               2,387
                                                       --------            --------
                                                       $139,695            $140,530
                                                       --------            --------

LIABILITIES AND SHAREHOLDERS' EQUITY

Mortgages and notes payable                            $ 61,450            $ 61,522
Accrued liabilities                                       1,849               2,095
                                                       --------            --------
  Total Liabilities                                      63,299              63,617

Commitments and Contingencies

Shareholders' Equity
  Common stock, $.01 par value; authorized
     25,000,000 shares; issued and outstanding
     8,285,715 and 8,284,743 shares                          83                  83
  Capital in excess of par value                        119,730             119,720
  Distributions in excess of net income                 (43,417)            (42,890)
                                                       --------            --------
     Total Shareholders' Equity                          76,396              76,913
                                                       --------            --------

                                                       $139,695            $140,530
                                                       ========            ========

                 See Notes to Consolidated Financial Statements

              MID-AMERICA REALTY INVESTMENTS, INC. AND SUBSIDIARY
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (Unaudited)
             (Columnar Dollars in Thousands except Per Share Data)

                                                   Three Months Ended March 31,
                                                   ----------------------------
                                                       1998            1997
                                                   ----------       ----------
REVENUES:
  Rental income                                    $    4,333       $    4,318
  Reimbursement income                                  1,313            1,239
  Property management and leasing income                   41               40
  Other income
  Total Revenues                                          125              192
                                                   ----------       ----------
                                                        5,812            5,789

EXPENSES:
  Real estate taxes                                       760              776
  Other property costs                                    788              878
  Interest expense                                      1,341            1,411
  Administrative expenses                                 403              350
  Property management and leasing expenses                252              271
  Depreciation and amortization                         1,238            1,245
                                                   ----------       ----------
  Total Expenses                                        4,782            4,931
                                                   ----------       ----------

Income Before Equity in
  Earnings of Mid-America Bethal
  Limited Partnership and Gain on Sale of
  Real Estate                                           1,030              858

Equity in Earnings of Mid-America Bethal
  Limited Partnership                                     265              255
                                                   ----------       ----------

NET INCOME FROM OPERATIONS                              1,295            1,113

Gain on Sale of Real Estate                        $     ----       $      130
                                                   ----------       ----------

NET INCOME                                         $    1,295       $    1,243
                                                   ----------       ----------

Weighted Average Shares
  Outstanding During Period                         8,285,066        8,283,255
                                                   ----------       ----------

NET INCOME PER COMMON SHARE                        $       16       $       15
                                                   ----------       ----------

                 See Notes to Consolidated Financial Statements

              MID-AMERICA REALTY INVESTMENTS, INC. AND SUBSIDIARY
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (Unaudited)
                        (Columnar Dollars in Thousands)

                                                            Three Months Ended March 31,
                                                            ----------------------------
                                                                1998            1997
                                                            ----------       ----------
CASH FLOWS FROM OPERATING ACTIVITIES:

  Net Income                                                   $ 1,295         $ 1,243
  Adjustments:
     Depreciation and amortization                               1,238           1,245
     Gain on Sale of Real Estate                                  ----            (130)
     Investment in Mid-America Bethal
      Limited Partnership:
      Equity in earnings                                          (265)           (255)
      Distributions received                                       350             350
     Decrease in related liabilities                              (236)           (287)
     Increase in related assets                                   (372)           (166)
                                                               -------         -------
  Net Cash Flows From Operating Activities                       2,010           2,000

CASH FLOWS FROM INVESTING ACTIVITIES:

  Proceeds from Sale of Real Estate                               ----             344
  Additions to property:
     Expansion project and other capital expenditures             ----              (2)
     Tenant improvements                                           (93)            (43)
  Payments from Yield Maintenance Agreement                       ----              96
  Cash paid for leasing fees                                       (22)            (25)
                                                               -------         -------
  Net Cash Flows From Investing Activities                        (115)            370

CASH FLOWS FROM FINANCING ACTIVITIES:

  Proceeds (payments) on short-term debt, net                       80            (412)
  Scheduled principal payments on mortgages                       (152)           (136)
  Dividends paid                                                (1,823)         (1,822)
                                                               -------         -------
  Net Cash Flows From Financing Activities                      (1,895)         (2,370)
                                                               -------         -------

NET CHANGE IN CASH                                                ----            ----

CASH, BEGINNING OF PERIOD                                         ----            ----
                                                               -------         -------

CASH, END OF PERIOD                                            $  ----         $  ----
                                                               -------         -------

                 See Notes to Consolidated Financial Statements

                      MID-AMERICA REALTY INVESTMENTS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              AS OF AND FOR THE THREE MONTHS ENDED MARCH 31, 1998
                                  (Unaudited)
     (Columnar Dollars in Footnotes are in Thousands except Per Share Data)


A.   BASIS OF CONSOLIDATION AND PRESENTATION:

     The unaudited consolidated financial statements are prepared on an accrual basis and include the accounts of Mid-America Realty Investments, Inc. (the "Company") and its wholly-owned subsidiary, Mid-America Centers Corp. The unaudited consolidated financial statements should be read in conjunction with the audited consolidated financial statements included in the Company's 1997 Annual Report on Form 10-K for the year ended December 31, 1997.

     The information furnished herein reflects all adjustments, which consist of normal recurring accruals, which are, in the opinion of management, necessary to fairly present the financial results for the interim periods presented. The results for the three months ended March 31, 1998 and 1997 are not necessarily indicative of the operating results for the full year.

     All material intercompany transactions and profits have been eliminated in consolidated.

     Net income per share was determined by dividing net income for the periods presented by the weighted average number of shares of common stock outstanding for the period. Dilutive net income per share, which includes common stock equivalents, as required by Statement of Financial Accounting
     (SFAS) No. 128, "Earnings per Share", was determined to have no impact on earnings per share.

B.   INVESTMENT IN MID-AMERICA BETHAL LIMITED PARTNERSHIP :

     Mid-America Bethal Limited Partnership ("Mid-America Bethal") was formed on June 1, 1989 by the Company and a European investor. The Company has a 50% interest in Mid-America Bethal and is the managing general partner. The European investor has a 50% interest and is the limited partner.

     Summarized financial information on Mid-America Bethal is as follows:


                                           March 31, 1998      December 31, 1997
                                           --------------      -----------------
BALANCE SHEETS:
   Assets:
       Cash                                       $   943            $   823
       Property, net of depreciation of
         $8,749,380 and $8,471,000                 28,391             28,652
       Other Assets                                   566                592
                                                  -------            -------
                                                  $29,900            $30,067
                                                  =======            =======

   Liabilities and Partners' Capital:
       Accounts payable and other
         liabilities                              $    15            $    13
       Partners' capital                           29,885             30,054
                                                  -------            -------
                                                  $29,900            $30,067
                                                  -------            -------

                                   Three Months Ended March 31,
                                   ----------------------------

STATEMENTS OF OPERATIONS:
   Total Revenues                     $ 1,128        $ 1,127
                                      -------        -------
   Net Income                         $   531        $   510
                                      -------        -------

EQUITY IN EARNINGS OF MID-AMERICA
   BETHAL RECORDED BY THE COMPANY     $   265        $   255
                                      -------        -------

C.   MORTGAGES AND NOTES PAYABLE:

     Mortgages and notes payable are comprised of the following:

                                                          March 31,       December 31,
                                                            1998              1997
                                                         ----------       -----------

   Mortgages Payable                                       $49,499           $49,651
   Working Capital Line of Credit
       ($5,000,000 available at London International
       Bank Offering Rate (LIBOR) plus 2% due
       July 1999)                                              286              ----
   Acquisitions Line of Credit
       ($10,000,000 available at LIBOR plus 2%
       due July 1999)                                       10,000            10,000
   Acquisitions Line of Credit
       ($15,000,000 available at LIBOR plus 2 1/4%
       due July 1998)                                        1,665             1,871
                                                           -------           -------
                                                           $61,450           $61,522
                                                           =======           =======

D.   COMMITMENTS AND CONTINGENCIES:

     In June 1992, the Company entered into a Yield Maintenance Agreement (as amended, the "YMA") with parties formerly related to the Company. Under the YMA, the formerly related parties guaranteed a 10% return from June 1, 1992 to December 31, 1996, calculated on a quarterly basis, to the Company based upon the amount of the Company's Investment Base for five specific properties purchased from the formerly related parties.

     Under the YMA, the market value of these properties was determined as of December 31, 1996. The determined market value was based on a 10.25% capitalization rate applied to net operating income for the year ended December 31, 1996. The determined market value of the properties was less than the Company's adjusted acquisition cost, accordingly, the difference was owed to the Company, subject to certain limits. The obligations of the formerly related parties under the YMA was limited to $2,800,000.

     During the second quarter of 1997, the Company received the final settlement of approximately $1,421,000 due under the YMA. The proceeds, which prior to receipt were not reflected in the consolidated financial statements of the Company, were used to reduce bank line debt. In addition, these amounts were not considered net income and were applied against the carrying value of the properties purchased from the formerly related parties.

E.   SUBSEQUENT EVENT:

     On April 22, 1998, the Company declared a cash dividend of $.22 per common share payable on May 20, 1998 to shareholders of record on May 6, 1998.

              MID-AMERICA REALTY INVESTMENTS, INC. AND SUBSIDIARY
                          CONSOLIDATED BALANCE SHEETS
                                  (UNAUDITED)
                        (COLUMNAR DOLLARS IN THOUSANDS)


ASSETS                                                  June 30, 1998     December 31, 1997
                                                        --------------    ------------------

Cash.................................................       $     --              $     --

Accounts receivable, net of allowance of $191,000
 and $175,000........................................          1,893                 1,744
Notes receivable, net of allowance of $70,000........            349                   400
Property:
 Land and land improvements..........................         37,177                37,129
 Buildings...........................................        115,280               114,935
 Equipment and fixtures..............................            557                   559
                                                            --------              --------
                                                             153,014               152,623

 Less:  Accumulated depreciation.....................        (35,310)              (33,033)
                                                            --------              --------
                                                             117,704               119,590

Investment in Mid-America Bethal Limited
 Partnership.........................................         14,853                15,027
Intangible assets, less accumulated amortization of
 $4,026,000 and $3,834,000...........................          1,231                 1,382
Other assets.........................................          2,710                 2,387
                                                            --------              --------
                                                            $138,740              $140,530
                                                            ========              ========

LIABILITIES AND SHAREHOLDERS' EQUITY

Mortgages and notes payable..........................       $ 62,721              $ 61,522
Accrued liabilities..................................          2,401                 2,095
                                                            --------              --------

   Total Liabilities.................................         65,122                63,617

Commitments and Contingencies

Shareholders' Equity:
 Common stock, $.01 par value; authorized
   25,000,000 shares; issued and outstanding
   8,286,215 and 8,284,743 shares....................             83                    83
 Capital in excess of par value......................        119,735               119,720
 Distributions in excess of net income...............        (46,200)              (42,890)
                                                            --------              --------

   Total Shareholders' Equity........................         73,618                76,913
                                                            --------              --------

                                                            $138,740              $140,530
                                                            ========              ========

                 See Notes to Consolidated Financial Statements

              MID-AMERICA REALTY INVESTMENTS, INC. AND SUBSIDIARY
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)
                        (COLUMNAR DOLLARS IN THOUSANDS)


                                                  Three Months Ended    Six Months Ended
                                                       June 30,              June 30,
                                                 -------------------    ----------------
                                                   1998       1997        1998     1997
                                                   ----       ----        ----     ----
REVENUES:
 Rental income.............................  $    4,292  $    4,388  $    8,625  $    8,705
 Reimbursement income......................       1,249       1,235       2,562       2,474
 Property management and leasing income....          56          43          97          88
 Other income..............................         107         149         232         336
                                             ----------  ----------  ----------  ----------

 Total Revenues............................       5,704       5,815      11,516      11,603

EXPENSES:
 Real estate taxes.........................         711         710       1,471       1,486
 Other property costs......................         877         999       1,665       1,877
 Interest expense..........................       1,329       1,388       2,670       2,800
 Administrative expenses...................         303         350         623         700
 Property management and leasing expenses..         281         320         533         591
 Provision for merger related expenses.....         293          --         376          --
 Depreciation and amortization.............       1,257       1,228       2,495       2,472
                                             ----------  ----------  ----------  ----------

 Total Expenses............................       5,051       4,995       9,833       9,926
                                             ----------  ----------  ----------  ----------

Income Before Equity in
 Earnings of Mid-America Bethal
 Limited Partnership and Gain on Sale of
 Real Estate...............................         653         820       1,683       1,677

Equity in Earnings of Mid-America Bethal
 Limited Partnership.......................         211         262         476         518
                                             ----------  ----------  ----------  ----------

INCOME FROM OPERATIONS.....................         864       1,082       2,159       2,195

Gain on Sale of Real Estate................          --          --          --         130
                                             ----------  ----------  ----------  ----------

NET INCOME.................................  $      864  $    1,082  $    2,159  $    2,325
                                             ==========  ==========  ==========  ==========

Weighted Average Shares
 Outstanding During Period.................   8,285,713   8,283,759   8,285,391   8,283,419
                                             ==========  ==========  ==========  ==========

NET INCOME PER COMMON SHARE................        $.10        $.13        $.26        $.28
                                             ==========  ==========  ==========  ==========

                 See Notes to Consolidated Financial Statement

              MID-AMERICA REALTY INVESTMENTS, INC. AND SUBSIDIARY
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)
                        (COLUMNAR DOLLARS IN THOUSANDS)

                                                              Six Months Ended June 30,
                                                             ---------------------------
                                                                 1998           1997
                                                                 ----           ----
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net Income...............................................    $ 2,159       $ 2,325
  Adjustments:
    Depreciation and amortization..........................      2,495         2,472
    Gain on Sale of Real Estate............................         __          (130)
    Investment in Mid-America Bethal Limited Partnership:
      Equity in earnings...................................       (476)         (518)
      Distributions received...............................        650           700
    Increase (decrease) in related liabilities.............        106           (16)
    Increase in related assets.............................       (302)         (697)
                                                               -------       -------

  Net Cash Flows From Operating Activities.................      4,632         4,136


CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from Sale of Real Estate........................         --           344
  Principal repayments of Notes Receivable.................         70            48
  Additions to property:
    Expansion projects and other capital expenditures......       (192)         (199)
    Tenant improvements....................................       (199)         (111)
  Payments from Yield Maintenance Agreement................         --         1,517
  Cash paid for leasing fees...............................        (42)          (49)
                                                               -------       -------
  Net Cash Flows From Investing Activities.................       (363)       (1,550)

CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds (payments) on short-term debt, net..............      1,509        (1,763)
  Scheduled principal payments on mortgages................       (310)         (278)
  Dividends paid...........................................     (5,468)       (3,645)
                                                               -------       -------

  Net Cash Flows From Financing Activities.................     (4,269)       (5,686)
                                                               -------       -------

NET CHANGE IN CASH.........................................         --            --

CASH, BEGINNING OF PERIOD..................................         --            --

CASH, END OF PERIOD........................................    $    --       $    --
                                                               =======       =======

                 See Notes to Consolidated Financial Statements

                      MID-AMERICA REALTY INVESTMENTS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                AS OF AND FOR THE SIX MONTHS ENDED JUNE 30, 1998
                                  (UNAUDITED)
     (COLUMNAR DOLLARS IN FOOTNOTES ARE IN THOUSANDS EXCEPT PER SHARE DATA)


A.   BASIS OF CONSOLIDATION AND PRESENTATION:

     The unaudited consolidated financial statements are prepared on an accrual basis and include the accounts of Mid-America Realty Investments, Inc. (the "Company") and its wholly-owned subsidiary, Mid-America Centers Corp. The unaudited consolidated financial statements should be read in conjunction with the audited consolidated financial statements included in the Company's 1997 Annual Report on Form 10-K for the year ended December 31, 1997.

     The information furnished herein reflects all adjustments, which consist of normal recurring accruals, which are, in the opinion of management, necessary to fairly present the financial results for the interim periods presented. The results for the six months ended June 30, 1998 and 1997 are not necessarily indicative of the operating results for the full year.

     All material intercompany transactions and profits have been eliminated in consolidation.

     Net income per share was determined by dividing net income for the periods presented by the weighted average number of shares of common stock outstanding for the period. Dilutive net income per share, which includes common stock equivalents, as required by Statement of Financial Accounting
     (SFAS) No. 128, "Earnings per Share", was determined to have no impact on earnings per share.

B.   INVESTMENT IN MID-AMERICA BETHAL LIMITED PARTNERSHIP:

     Mid-America Bethal Limited Partnership ("Mid-America Bethal") was formed on June 1, 1989 by the Company and a European investor. The Company has a 50% interest in Mid-America Bethal and is the managing general partner. The European investor has a 50% interest and is the limited partner.

Summarized financial information on Mid-America Bethal is as follows:

                                                    June 30, 1998  December 31, 1997
                                                    -------------  -----------------
BALANCE SHEETS:

Assets:
 Cash.............................................    $   756            $   823
 Property, net of depreciation
   of $9,027,000 and $8,471,000...................     28,316             28,652
 Other Assets.....................................        644                592
                                                      -------            -------
                                                      $29,716            $30,067
                                                      =======            =======

Liabilities and Partners' Capital:
 Accounts payable and other liabilities...........    $    10            $    13
 Partners' capital................................     29,706             30,054
                                                      -------            -------
                                                      $29,716            $30,067
                                                      =======            =======

                                       Six Months Ended June 30,
                                       -------------------------
                                         1998           1997
                                       ------         ------
STATEMENTS OF OPERATIONS:
 Total Revenues....................    $2,222         $2,282
                                       ======         ======

 Net Income........................    $  951         $1,035
                                       ======         ======

EQUITY IN EARNINGS OF MID-AMERICA
BETHAL RECORDED BY THE COMPANY.....    $  476         $  518
                                       ======         ======


C.  MORTGAGES AND NOTES PAYABLE:

Mortgages and notes payable are comprised of the following:

                                                             June 30, 1998  December 31, 1997
                                                             -------------  -----------------

Mortgages Payable..........................................     $49,341         $49,651
Working Capital Line of Credit
 ($5,000,000 available at London International Bank
 Offering Rate (LIBOR) plus 2% due July 1999)..............       1,715              --
 Acquisitions Line of Credit
   ($10,000,000 available at LIBOR plus 2% due July 1999)..      10,000          10,000
 Acquisitions Line of Credit
   ($15,000,000 available at LIBOR plus 2 1/4% due
     July 1998)............................................       1,665           1,871
                                                                -------         -------
                                                                $62,721         $61,522
                                                                =======         =======

During July 1998, the Company extended the $15,000,000 acquisition Line of Credit to September 1, 1998 under the same terms and conditions.

D.  COMMITMENTS AND CONTINGENCIES:

    In June 1992, the Company entered into a Yield Maintenance Agreement (as amended, the "YMA") with parties formerly related to the Company. Under the YMA, the formerly related parties guaranteed a 10% return from June 1, 1992 to December 31, 1996, calculated on a quarterly basis, to the Company based upon the amount of the Company's Investment Base for five specific properties purchased from the formerly related parties.

    Under the YMA, the market value of these properties was determined as of December 31, 1996. The determined market value was based on a 10.25% capitalization rate applied to net operating income for the year ended December 31, 1996. The determined market value of the properties was less than the Company's adjusted acquisition cost, accordingly, the difference was owed to the Company, subject to certain limits. The obligations of the formerly related parties under the YMA was limited to $2,800,000.

    During the second quarter of 1997, the Company received the final settlement of approximately $1,421,000 due under the YMA. The proceeds, which prior to receipt were not reflected in the consolidated financial statements of the Company, were used to reduce bank line debt. In addition, these amounts were not considered net income and were applied against the carrying value of the properties purchased from the formerly related parties.

E.  MERGER TRANSACTION:

    Mid-America Realty Investments, Inc. and Bradley Real Estate, Inc. entered into a Definitive Merger Agreement dated May 30, 1998, pursuant to which Bradley will acquire Mid-America. The Merger and the Merger Agreement were approved by the stockholders of Mid-America at its special meeting of stockholders held on August 5, 1998.

    Pursuant to the terms of the Merger Agreement, each share of Mid-America common stock was exchanged for 0.42 shares of a newly created series of Bradley preferred stock. The new Series A Convertible Preferred Stock will pay an annual dividend equal to 8.4% of the $25.00 liquidation preference and are convertible into shares of Bradley common stock at a conversion price of $24.49 per share. The preferred stock is listed on the New York Stock Exchange.

                           BRADLEY REAL ESTATE, INC.

                   PRO FORMA CONDENSED COMBINED BALANCE SHEET
                                 June 30, 1998
                                  (Unaudited)

    This unaudited Pro Forma Condensed Combined Balance Sheet is presented as if the Prior Bradley Transactions (see Note A) and the Mid-America Merger had been consummated on June 30, 1998. The Mid-America Merger has been accounted for under the purchase method of accounting in accordance with Accounting Principles Board Opinion No. 16. In the opinion of Bradley's management, all adjustments necessary to reflect the effects of this transaction have been made. The accompanying pro forma condensed combined financial statements have been prepared based on pro forma adjustments to pro forma and historical financial statements of Bradley and historical financial statements of Mid-America.

    This unaudited Pro Forma Condensed Combined Balance Sheet is presented for comparative purposes only and is not necessarily indicative of what the actual financial position of Bradley would have been at June 30, 1998, nor does it purport to represent the future financial position of Bradley. This unaudited Pro Forma Condensed Combined Balance Sheet should be read in conjunction with, and is qualified in its entirety by the Pro Forma Condensed Balance Sheet to reflect Prior Bradley Transactions and the respective historical financial statements and the notes thereto of Bradley and Mid-America.

                                                                                                          Bradley
                                                         Prior                        Pro Forma          Pro Forma
                                                        Bradley                      Mid-America        As Adjusted
                                                       Pro Forma      Mid-America       Merger            for the
                                                    Transactions(A)    Historical   Adjustments (B)  Mid-America Merger
                                                    ---------------   -----------   --------------  -------------------
                                                                  (In thousands except per share data)
Assets
Real estate investments, at cost.................     $807,701         $153,014      $  (9,364)          $951,351
Accumulated depreciation and amortization........      (48,813)         (35,310)        35,310            (48,813)
                                                      --------         --------      ---------           --------
  Net real estate investments....................      758,888          117,704         25,946            902,538

Cash and cash equivalents........................        1,695               --             --              1,695
Rents and other receivables......................       12,590            2,242         (1,108) (C)        13,724
Investment in partnership........................           --           14,853         (1,597)            13,256
Deferred charges and other assets................       19,956            3,941         (2,839) (D)        21,058
                                                      --------         --------      ---------           --------
  Total assets...................................     $793,129         $138,740      $  20,402           $952,271
                                                      ========         ========      =========           ========

Liabilities
Mortgage loans...................................       68,266           49,341        (11,258) (E)       106,349
Unsecured notes payable..........................      199,512               --             --            199,512
Lines of credit..................................      117,961           13,380         18,232  (F)       149,573
Accounts payable, accrued expenses and
 other liabilities...............................       27,642            2,401             41             30,084
                                                      --------         --------      ---------           --------
  Total liabilities..............................      413,381           65,122          7,015            485,518
                                                      --------         --------      ---------           --------

Minority interest................................       20,846               --             --             20,846
                                                      --------         --------      ---------           --------

Share Owners' Equity
Series A Preferred Stock and paid-in capital.....           --               --         87,005  (G)         87,005
Common stock at par..............................          238               83            (83) (G)            238
Additional paid-in capital.......................      345,327          119,735       (119,735) (G)        345,327
Accumulated earnings in excess of distributions..       13,337          (46,200)        46,200  (G)         13,337
                                                      --------         --------      ---------              -------
  Total share owners' equity.....................      358,902           73,618         13,387             445,907
                                                      --------         --------      ---------            --------
   Total liabilities and share owners'
    equity.......................................     $793,129         $138,740      $  20,402            $952,271
                                                      ========         ========      =========            ========

____________________

Notes to Pro Forma Condensed Combined Balance Sheet

(A) See page F-35 for the pro forma condensed balance sheet giving effect to Prior Bradley Transactions.

(B) Represents adjustments to record the Mid-America Merger in accordance with the purchase method of accounting, based upon a purchase price of approximately $157.2 million, which assumes a value of $25 per share of Series A Preferred Stock, computed as follows (in thousands):

        Issuance of Series A Preferred Stock..........  $ 87,005
        Assumption of Mid-America liabilities.........    65,122
        Adjustment to increase mortgage debt
         to estimated fair value......................     2,124
        Estimated costs of the Mid-America Merger.....     4,850
                                                        --------
                                                        $159,101
                                                        ========

(C) Represents the write-off of the portion of the Mid-America accounts receivable representing deferred rents arising from Mid-America recognition of rental income on a straight-line basis in accordance with generally accepted accounting principles. Bradley, as the surviving corporation, will recognize rental income on a straight-line basis over the remaining terms of the Mid-America leases in accordance with generally accepted accounting principles.

(D) Represents the adjustment of Mid-America's carrying value of deferred charges to the estimated fair values in accordance with the purchase method of accounting. Organization costs, leasing costs and management contracts of Mid-America were deemed to have no future value to Bradley and were written-off in accordance with the purchase method of accounting. Other assets were adjusted to the estimated fair values as of June 30, 1998. The amounts represented by these adjustments are summarized below (in thousands):

               Leasing costs..........................  $ 2,713
               Decrease in value of TIF bonds.........    1,524
               Loan costs.............................    1,319
               Management contract....................      893
               Other..................................      394
               Decrease in cash surrender value of
                 executive benefits...................       22
               Less accumulated amortization..........   (4,026)
                                                        -------

               Pro forma adjustment...................  $ 2,839
                                                        =======


(E) Represents the prepayment of Mid-America mortgage debt funded with Bradley's line of credit, and the adjustment to the carrying value of the remaining Mid-America mortgage debt to the estimated fair values at June 30, 1998, as follows (in thousands):

        Amount of Mid-America mortgage debt prepaid...........    $(13,382)
        Adjustment to estimated fair value for
          remaining mortgage debt.............................       2,124
                                                                  --------

        Pro forma adjustment..................................    $(11,258)
                                                                  ========

(F) Estimated payments for fees and expenses related to the Mid-America Merger are as follows (in thousands):

        Investment advisory fees............................. $ 1,770
        Termination and severance............................   1,160
        Legal and accounting.................................   1,015
        Real estate due diligence and closing costs..........     614
        Other................................................     145
        Printing and filing fees.............................      96
        D&O insurance........................................      50
                                                              -------
                                                                4,850
        Expected amount of Mid-America mortgage
           debt prepaid with Bradley's line of credit........  13,382
                                                              -------
        Pro forma adjustment................................. $18,232
                                                              =======

(G) To adjust Mid-America's capital accounts to reflect the issuance of 3,480,210 shares of Series A Preferred Stock in exchange for all of the outstanding shares of Mid-America Common Stock at an Exchange Ratio of 0.42 shares of Series A Preferred Stock for each outstanding share of Mid-America Common Stock, as follows (in thousands):

                                                                                               Series A
                                                                                               Preferred
                                                                                               Stock and
                                                     Common    Paid-In      Distribution In     Paid-In
                                                     Shares    Capital    Excess of Earnings    Capital
                                                     -------  ----------  -------------------  ---------
      Issuance of Series A Preferred Stock........     $ --   $      --             $     --   $87,005
      Mid-America's historical stockholders'
         equity...................................     $ 83     119,735              (46,200)       --
                                                     ------   ---------   ------------------   -------
        Pro forma adjustment......................     $(83)  $(119,735)            $ 46,200   $87,005
                                                     ======   =========   ==================   =======

                           BRADLEY REAL ESTATE, INC.

                       PRO FORMA CONDENSED BALANCE SHEET
                     TO REFLECT PRIOR BRADLEY TRANSACTIONS
                                 June 30, 1998
                                  (Unaudited)

    From July 1, 1998 through September 23, 1998, Bradley acquired an additional five shopping centers for an aggregate cost of approximately $67 million. On July 31, 1998, Bradley completed the sale of One North State for approximately $84.5 million. The net proceeds of approximately $83 million were used to pay down the line of credit.

    The unaudited Pro Forma Condensed Balance Sheet of Bradley is presented as if the acquisitions and the disposition, described above, had been consummated on June 30, 1998.

                                               June 30, 1998   Acquisition      Disposition
                                                Historical     Adjustments (A)  Adjustments (B)  Pro Forma
                                              --------------  ---------------  ---------------  ----------
                                                           (In thousands except per share data)
ASSETS

Real estate investments --at cost...........       $740,540          $67,161         $     --    $807,701
Accumulated depreciation and amortization...        (48,813)              --               --     (48,813)
                                                   --------          -------         --------    --------
Net real estate investments.................        691,727           67,161               --     758,888
Real estate investments held for sale.......         52,702                           (52,702)         --
Other assets:
 Cash and cash equivalents..................          1,695               --               --       1,695
 Rents and other receivables................         14,361               --           (1,771)     12,590
 Deferred charges, net and other assets.....         20,439               --             (483)     19,956
                                                   --------          -------         --------    --------
Total assets................................       $780,924          $67,161         $(54,956)   $793,129
                                                   ========          =======         ========    ========

LIABILITIES AND SHARE OWNERS' EQUITY

Mortgage loans..............................         55,866           12,400               --      68,266
Unsecured notes payable.....................        199,512               --               --     199,512
Line of credit..............................        146,200           54,761          (83,000)    117,961
Accounts payable, accrued expenses and
 other liabilities..........................         31,574               --           (3,932)     27,642
                                                   --------          -------         --------    --------
Total liabilities...........................        433,152           67,161          (86,932)    413,381
                                                   --------          -------         --------    --------
Minority interest...........................         19,090               --            1,756      20,846
                                                   --------          -------         --------    --------

Share owners' equity
 Common stock at par........................            238               --               --         238
 Additional paid-in capital.................        345,327               --               --     345,327
 Accumulated earnings in excess
  of distributions..........................        (16,883)              --           30,220      13,337
                                                   --------          -------         --------    --------

Total share owners' equity.................         328,682               --           30,220     358,902
                                                   --------          -------         --------    --------

Total liabilities and share owners' equity..       $780,924          $67,161         $(54,956)   $793,129
                                                   ========          =======         ========    ========

Explanatory Notes

(A) Adjustments represent Acquisition Properties acquired subsequent to June 30, 1998.

(B) Adjustments represent the sale of One North State for sales proceeds of approximately $84.5 million, and the application of the net proceeds to pay down Bradley's line of credit.

                           BRADLEY REAL ESTATE, INC.

               PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                    For the Six Months Ended June 30, 1998
                                  (Unaudited)

     This unaudited Pro Forma Condensed Combined Statement of Income is presented as if the Mid-America Merger and all the Prior Bradley Transactions (see Note A) had been consummated on January 1, 1997 and with Bradley qualifying as a REIT, distributing all of its taxable income and, therefore, incurring no federal income tax expense during the period January 1, 1997 through June 30, 1998. The Mid-America Merger has been accounted for under the purchase method of accounting in accordance with Accounting Principles Board Opinion No. 16. In the opinion of Bradley's management, all adjustments necessary to reflect the effects of these transactions have been made. The accompanying Pro Forma Condensed Combined Statement of Income has been prepared based on pro forma adjustments to pro forma and historical financial statements of Bradley and historical financial statements of Mid-America.

     This unaudited Pro Forma Condensed Combined Statement of Income is presented for comparative purposes only and is not necessarily indicative of what the actual results of operations of Bradley would have been for the period presented, nor does it purport to represent the results to be achieved in future periods. This unaudited Pro Forma Condensed Combined Statement of Income should be read in conjunction with, and is qualified in its entirety by the Pro Forma Condensed Statement of Income to reflect Prior Bradley Transactions and the respective historical financial statements and the notes thereto of Bradley and Mid-America.



                                                                 Six Months Ended June 30, 1998
                                                   --------------------------------------------------------------
                                                                                                       Bradley
                                                                                                      Pro Forma
                                                        Prior                       Pro Forma        as Adjusted
                                                       Bradley                      Mid-America          For
                                                      Pro Forma      Mid-America       Merger        Mid-America
                                                   Transactions(A)  Historical(B)   Adjustments         Merger
                                                   ---------------  --------------  ------------     ------------
                                                              (In thousands except per share data)
Income:
 Rental income...................................   $    60,453         $11,187     $    --          $    71,640
 Other income....................................         1,080             329          --                1,409
                                                    -----------         -------     -------          -----------
   Total revenue.................................        61,533          11,516          --               73,049
                                                    -----------         -------     -------          -----------

Expenses:
 Operations, maintenance and management..........         8,594           1,884          --               10,478
 Real estate taxes...............................         9,852           1,471          --               11,323
 Mortgage and other interest.....................        14,054           2,670        (273) (C)          16,451
 General and administrative......................         3,120             937        (663) (D)           3,394
 Provision for merger related expenses...........            --             376        (376)                  --
 Depreciation and amortization...................        11,835           2,495        (959) (E)          13,371
                                                    -----------         -------     -------          -----------
   Total expenses................................        47,455           9,833      (2,271)              55,017
                                                    -----------         -------     -------          -----------

Income before equity in earnings of partnership
 and allocation to minority interest.............        14,078           1,683       2,271               18,032
Equity in earnings of partnership................            --             476         139                  615
Income allocated to minority interest............          (792)             --          --                 (792)
                                                    -----------         -------     -------          -----------

Net income.......................................        13,286           2,159       2,410               17,855
Preferred share distributions....................            --              --      (3,654) (F)          (3,654)
                                                    -----------         -------     -------          -----------
Net income attributable to common stock..........   $    13,286         $ 2,159     $(1,244)         $    14,201
                                                    ===========         =======     =======          ===========

Weighted average number of
 common shares outstanding-basic(G)..............    23,618,154                                       23,618,154
Basic net income per
 common share(G).................................         $0.56                                            $0.60
                                                    ===========                                      ===========

____________________

Notes to Pro Forma Condensed Combined Statement of Income

(A) See page F-39 or the pro forma condensed statement of income giving effect to Prior Bradley Transactions.

(B) Represents historical operating results as reported by Mid-America for the six months ended June 30, 1998.

(C) Represents the net reduction in interest expense for the prepayment of certain Mid-America mortgage indebtedness with Bradley's line of credit at Bradley's current interest rate of 6.75%, combined with the reduction in interest expense to reflect the estimated market interest rate of approximately 7.25%, in accordance with the purchase method of accounting, partially offset by an increase in interest expense for the payment of fees and expenses related to the Mid-America Merger of approximately $4,850,000, at an interest rate of 6.75%, as follows (in thousands):

     Elimination of historical interest on mortgages
        expected to be prepaid............................................. $(1,055)
     Interest on Bradley's line of credit expected to
        be used to prepay debt.............................................     903
     Reduction of Mid-America interest to reflect a market rate............    (285)
     Interest on Bradley's line of credit for Mid-America Merger fees
       and expenses........................................................     164
                                                                            -------

     Pro forma adjustment.................................................. $  (273)
                                                                            =======

(D) Represents general and administrative cost savings which have been estimated based upon historical costs for those items which are expected to be eliminated as a result of the Mid-America Merger, as follows (in thousands):

             Salaries and benefits.....................  $476
             D&O insurance and director fees...........    87
             Professional fees.........................    64
             Other.....................................    36
                                                         ----

             Pro forma adjustment......................  $663
                                                         ====

(E) Depreciation and amortization changes relate to recording Mid-America's properties at Bradley's purchase price, the related depreciation utilizing an estimated useful life of 39 years and a depreciable basis of approximately $119,771,000, and the elimination of historical amortization of Mid-America deferred assets in accordance with the purchase method of accounting, as follows (in thousands):



                  Pro forma depreciation expense
                     ($119,771 over 39 years)............   $1,536
                  Mid-America depreciation and
                     amortization........................   (2,495)
                                                            ------
                  Pro forma adjustment...................   $ (959)
                                                            ======


     The pro forma adjustment to the equity in earnings of partnership reflects the adjustment to depreciation and amortization of the partnership resulting from recording the investment in partnership at Bradley's purchase price.

(F) Preferred share distributions are calculated using an annual dividend rate of $2.10 per share for 3,480,210 shares of Series A Preferred Stock pro rated for the period presented.

(G) A reconciliation of the numerator and denominator used to compute basic earnings per share ("EPS") to the numerator and denominator used to compute diluted EPS is as follows:


                                                Bradley as Adjusted for Mid-America Merger
                                                  Numerator      Denominator    Per Share
                                                --------------  -------------  -----------
     Basic EPS:
     Net income attributable
       to common stock........................     $14,201,000     23,618,154        $0.60

     Effect of dilutive securities:
     Dilutive options exercised...............              --         54,379
     Conversion of LP Units...................         795,000      1,408,182
                                                   -----------     ----------

     Diluted EPS:
     Net income attributable to
       common stock...........................     $14,996,000     25,080,715        $0.60
                                                   ===========     ==========  ===========

                           BRADLEY REAL ESTATE, INC.

                    PRO FORMA CONDENSED STATEMENT OF INCOME
                     TO REFLECT PRIOR BRADLEY TRANSACTIONS
                     for the Six Months Ended June 30, 1998
                                  (Unaudited)

     During the period from January 1, 1998 through September 23, 1998, Bradley acquired 19 shopping centers and two outlots adjacent to one of Bradley's existing centers at an aggregate cost of approximately $179.0 million (the "Acquisition Properties"). Consideration paid for such acquisitions included cash (provided primarily from the bank line of credit) and assumption of mortgage indebtedness. The Prior Bradley Transactions do not include the Mid-America Merger.

     On January 28, 1998, Bradley, through the Operating Partnership, issued $100 million of 7.2% ten-year unsecured Notes maturing January 15, 2008 (the "January 1998 Debt Issuance"). The effective interest rate on the unsecured Notes is approximately 7.61%. The issue was rated "BBB-" by Standard & Poor's Investment Services and "Baa3" by Moody's Investor's Services. Proceeds from the offering were used to reduce the outstanding borrowings under the line of credit.

     On February 18, 1998, Bradley issued 392,638 shares of common stock to a unit investment trust at a price based upon the then market value of $20.375 per share (the "February 1998 Stock Offering"). Net proceeds from the offering of approximately $7.6 million were contributed to the Operating Partnership and were used to reduce outstanding borrowings under the line of credit.

     On July 31, 1998, Bradley completed the sale of One North State for approximately $84.5 million. The net proceeds of approximately $83 million were used to pay down the line of credit. In addition, in May 1998, Bradley sold Holiday Plaza, a shopping center in Cedar Falls, Iowa, for approximately $1.9 million.

     The unaudited Pro Forma Condensed Statement of Income of Bradley is presented as if the acquisitions, the dispositions, the January 1998 Debt Issuance, and the February 1998 Stock Offering, described above, had been consummated on January 1, 1997, and with Bradley qualifying as a REIT and, therefore, incurring no federal income tax expense during the period January 1, 1997 through June 30, 1998.

                                                               Other
                                            Acquisition     Acquisition     Disposition       Other
                              Historical    Properties(A)   Properties(B)   Properties(C)   Adjustments    Pro Forma
                             -----------    ------------   -------------    -------------   -----------    ---------
                                                   (In thousands except per share data)
Revenues:
 Rental income.............  $    59,337       $   753         $7,771        $(7,408)        $    --     $    60,453
 Other income..............        1,059            --             21             --              --           1,080
                             -----------       -------         ------        -------     -----------     -----------
   Total revenue...........       60,396           753          7,792         (7,408)             --          61,533
                             -----------       -------         ------        -------     -----------     -----------

Expenses:
 Operations, maintenance
  and management...........        8,776            37            900         (1,119)             --           8,594
 Real estate taxes.........       10,776            33            837         (1,794)             --           9,852
 Mortgage and other
  interest.................       12,143            --             --             --           1,911 (D)      14,054
 General and administrative        3,120            --             --             --              --           3,120
    Depreciation and
    amortization............      10,594            --             --             --           1,241 (E)      11,835

    Total expenses..........      45,409            70          1,737         (2,913)          3,152          47,455
                             -----------       -------         ------        -------     -----------     -----------

Income before provision
 for loss on real estate
 investment and minority
  interest.................       14,987            683          6,055        (4,495)         (3,152)         14,078
Provision for loss on
 real estate investment....         (875)            --             --           875              --              --
                                 -------        -------        -------        -------     -----------     -----------
Income before allocation
  to minority interest.....       14,112           683          6,055         (3,620)         (3,152)         14,078
Income allocated to
 minority interest.........         (797)           --             --             --               5            (792)
                                 -------        -------        -------     -----------     -----------   ------------
Net Income attributable
  to common stock..........      $13,315       $   683         $ 6,055       $(3,620)    $    (3,147)        $13,286
                                 =======       -------         =======       ========    -----------    ============

Weighted average common
 shares outstanding
 --basic(F)................   23,503,183                                                                  23,618,154
Basic and diluted income per
 common share: (F).........        $0.57                                                                       $0.56
                             ===========                                                                ============

Explanatory Notes

(A) Increase represents historical operating revenues and expenses of Clock Tower Plaza for which financial statements are included in this Form 8-K, for the period Bradley did not own such property.

(B) Increase represents historical operating revenues and expenses of the Acquisition Properties for which financial statements are not included in this Form 8-K, for the period Bradley did not own such properties.

(C) Decrease represents the elimination of historical operating revenues and expenses of properties sold for the period Bradley owned such properties.

(D) Mortgage and other interest has been increased to reflect the pro forma borrowings for property acquisitions for the period during which Bradley did not own such properties, net of the reduction for the application of net proceeds from the property dispositions and the February 1998 Stock Offering to pay down the line of credit for the period during which Bradley owned such properties, and for the period preceding the stock offering at an interest rate of 6.75%, which was Bradley's approximate borrowing rate at August 31, 1998. Mortgage and other interest has been increased for the January 1998 Debt Issuance for the period preceding the issuance. A 0.125% change in the variable rate would result in a change in the pro forma interest adjustment of approximately $13,000.

          Increase in interest expense attributable
            to acquisition activities..........................        $ 4,777
          Decrease in interest expense attributable to
            disposition activities.............................         (2,849)
          Decrease in interest expense attributable to
            the February 1998 Stock Offering...................            (64)
          Net increase in interest expense attributable to
            the January 1998 Debt Issuance.....................             47
                                                                       -------

          Pro forma adjustment.................................        $ 1,911
                                                                       =======

(E) Depreciation and amortization has been increased to give effect to recording the property acquisitions over a depreciable life of 39 years, for the period which Bradley did not own such properties, net of the reduction for properties sold for the period which Bradley owned such properties, as follows:

          Increase in depreciation and amortization
            attributable to acquisition activities.............         $1,335
          Decrease in depreciation and amortization
            attributable to disposition activities.............            (94)
                                                                        ------

          Pro forma adjustment.................................         $1,241
                                                                        ======

(F) A reconciliation of the numerator and denominator used to compute basic earnings per share ("EPS") to the numerator and denominator used to compute diluted EPS is as follows:

                                            Bradley Historical                  Bradley Pro Forma
                                   Numerator   Denominator  Per Share   Numerator   Denominator  Per Share
                                  -----------  -----------  ---------  -----------  -----------  ---------
Basic EPS:
Net income attributable to
 common stock...................  $13,315,000   23,503,183   $   0.57  $13,286,000   23,618,154      $0.56

Effect of dilutive securities:
Dilutive options exercised......           --       49,450                      --       49,450
Conversion of LP Units..........      797,000    1,408,182                 792.000    1,408,182
                                  -----------   ----------             -----------  -----------

Diluted EPS:
Net income attributable to
    common stock                  $14,112,000   24,960,815   $   0.57  $14,078,000   25,075,786      $0.56
                                  ===========   ==========   ========  ===========  ===========  =========

                           BRADLEY REAL ESTATE, INC.

                PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                      For the Year Ended December 31, 1997
                                  (Unaudited)

     The unaudited Pro Forma Condensed Combined Statement of Income is presented as if the Mid-America Merger and all the Prior Bradley Transactions (see Note A) had been consummated on January 1, 1997, and with Bradley qualifying as a REIT and, therefore, incurring no federal income tax expense during the period January 1, 1997 through December 31, 1997. The Mid-America Merger has been accounted for under the purchase method of accounting in accordance with Accounting Principles Board Opinion No. 16. In the opinion of Bradley's management, all adjustments necessary to reflect the effects of these transactions have been made. The accompanying Pro Forma Condensed Combined Statement of Income has been prepared based on pro forma adjustments to pro forma and historical financial statements of Bradley and historical financial statements of Mid-America.

     This unaudited Pro Forma Condensed Combined Statement of Income is presented for comparative purposes only and is not necessarily indicative of what the actual results of operations of Bradley would have been for the periods presented, nor does it purport to represent the results to be achieved in future periods. This unaudited Pro Forma Condensed Combined Statement of Income should be read in conjunction with, and is qualified in its entirety by the Pro Forma Condensed Statement of Income to reflect Prior Bradley Transactions and by the respective historical financial statements and the notes thereto of Bradley and Mid-America.

                                                                    Year Ended December 31, 1997
                                                 ------------------------------------------------------------------
                                                                                                        Bradley
                                                     Prior                          Pro Forma          Pro Forma
                                                     Bradley                       Mid-America      as Adjusted for
                                                    Pro Forma      Mid-America        Merger          Mid-America
                                                 Transactions(A)  Historical(B)     Adjustments          Merger
                                                 ---------------  --------------  ---------------  ----------------
                                                                 (In thousands except per share data)
Revenues:
 Rental income.................................      $117,146         $22,478           $    --        $   139,624
 Other income..................................         1,628             787                --              2,415
                                                  -----------     -----------       -----------        -----------
   Total revenue...............................       118,774          23,265                --            142,039
                                                  -----------     -----------       -----------        -----------

Expenses:
 Operations, maintenance and
   management..................................        16,486           4,316                --             20,802
 Real estate taxes.............................        19,124           2,952                --             22,076
 Mortgage and other interest...................        27,559           5,539              (791)(C)         32,307
 General and administrative....................         5,123           1,985            (1,300)(D)          5,808
 Non-recurring stock based
   compensation................................         3,415              --                --              3,415
 Depreciation and amortization.................        21,131           4,981            (1,910)(E)         24,202
                                                  -----------     -----------       -----------        -----------
   Total expenses..............................        92,838          19,773            (4,001)           108,610
                                                  -----------     -----------       -----------        -----------

Income before net gain on sale of properties,
 equity in earnings of partnership and
 minority interest.............................        25,936           3,492             4,001             33,429
Net gain on sale of properties.................            --             130              (130)                --
Equity in earnings of partnership..............            --           1,026               260(E)           1,286
Income allocated to minority
 interest......................................        (1,588)             --                --             (1,588)
                                                  -----------     -----------       -----------        -----------
Income from operations.........................        24,348           4,648             4,131             33,127

Preferred Share Distributions..................            --              --            (7,308)(F)         (7,308)
                                                  -----------     -----------       -----------        -----------

Income from operations attributable to
 common stock..................................      $ 24,348         $ 4,648           $(3,177)       $    25,819
                                                  -----------     -----------       -----------        -----------
Weighted average common shares
 outstanding-basic(G)..........................    23,356,620                                           23,356,620

Basic and diluted income from operations
 per common share(G)...........................    $     1.04                                          $      1.11
                                                  ===========                                          ===========

____________________

Notes to Pro Forma Condensed Combined Statement of Income

(A) See page F-45 for the pro forma condensed statement of income giving effect to Prior Bradley Transactions.

(B) Represents historical operating results as reported by Mid-America for the year ended December 31, 1997.

(C) Represents the net reduction in interest expense for the prepayment of certain Mid-America mortgage indebtedness with Bradley's line of credit at Bradley's current interest rate of 6.75%, combined with the reduction in interest expense to reflect the estimated market interest rate of approximately 7.25%, in accordance with the purchase method of accounting, partially offset by an increase in interest expense for the payment of fees and expenses related to the Mid-America Merger of approximately $4,850,000, at an interest rate of 6.75%, as follows (in thousands):

     Elimination of historical interest on mortgages
         expected to be prepaid..................................  $(2,263)
     Interest on Bradley's line of credit expected
         to be used to prepay debt...............................    1,714
     Reduction of Mid-America interest to reflect a
         market rate.............................................     (569)
     Interest on Bradley's line of credit for
         Mid-America Merger fees
         and expenses............................................      327
                                                                   -------

     Pro forma adjustment........................................  $  (791)
                                                                   =======

(D) Represents general and administrative cost savings which have been estimated based upon historical costs for those items which are expected to be eliminated as a result of the Mid-America Merger, as follows (in thousands):

     Salaries and benefits.......................................  $  906
     D&O Insurance and director fees.............................     230
     Professional fees...........................................     136
     Other.......................................................      28
                                                                   ------
     Pro forma adjustment........................................  $1,300
                                                                   ======


(E) Depreciation and amortization changes relate to recording Mid-America's properties at Bradley's purchase price, and related depreciation utilizing an estimated useful life of 39 years and a depreciable basis of approximately $119,771,000, and the elimination of historical amortization of Mid-America's deferred assets in accordance with the purchase method of accounting, as follows (in thousands):

              Pro forma depreciation expense
               ($119,771 over 39 years).................     $3,071
              Mid-America depreciation
               and amortization.........................     (4,981)
                                                            -------

              Pro forma adjustment......................    $(1,910)
                                                            =======

     The pro forma adjustment to the equity in earnings of partnership reflects the adjustment to depreciation and amortization of the partnership resulting from recording the investment in partnership at Bradley's purchase price.

(F) Preferred share distributions are calculated using an annual dividend rate of $2.10 per share for 3,480,210 shares of Series A Preferred Stock.

(G) A reconciliation of the numerator and denominator used to compute basic earnings per share ("EPS") to the numerator and denominator used to compute diluted EPS is as follows:


                                               Bradley as Adjusted for Mid-America Merger
                                                 Numerator      Denominator    Per Share
                                               --------------  -------------  -----------

     Basic EPS:
     Income from operations attributable to
       common stock..........................     $25,819,000     23,356,620     $   1.11

     Effect of dilutive securities:
     Stock options...........................              --         42,451
     Stock-based compensation................              --            315
     Conversion of LP Units..................       1,588,000      1,523,587
                                               --------------     ----------

     Diluted EPS:
     Income from operations attributable to
     common stock                                 $27,407,000     24,922,973  $      1.10
                                               ==============     ==========  ===========

                           BRADLEY REAL ESTATE, INC.

                    PRO FORMA CONDENSED STATEMENT OF INCOME
                     TO REFLECT PRIOR BRADLEY TRANSACTIONS
                      For the Year Ended December 31, 1997
                                  (Unaudited)

    During 1997, Bradley acquired 25 shopping centers aggregating over 3.1 million square feet of GLA for an aggregate cost of approximately $189.3 million and from January 1, 1998 through September 23, 1998, has acquired 19 properties and two outlots adjacent to one of Bradley's existing centers aggregating 2.6 million square feet of GLA for an aggregate acquisition price of approximately $179.0 million. Consideration paid for such acquisitions included cash (provided primarily from the bank line of credit), assumption of mortgage indebtedness and the issuance of Units of the Operating Partnership to contributors of properties acquired. During the period from January 1, 1997 through September 23, 1998, Bradley sold six properties for net proceeds of approximately $104.3 million utilizing the net proceeds to pay-down the line of credit. The Prior Bradley Transactions do not include the Mid-America Merger.

    In December 1997, Bradley entered into a new $200 million unsecured line of credit facility with a syndicate of banks, replacing the previous $150 million unsecured line of credit. The line of credit bears interest at a rate equal to the lowest of (i) the lead bank's base rate, (ii) a spread over LIBOR ranging from 0.70% to 1.25% depending on the credit rating assigned by national credit rating agencies, or (iii) for amounts outstanding up to $100 million, a competitive bid rate solicited from the syndicate of banks. Based on the current credit rating assigned by Standard & Poor's and Moody's, the spread over LIBOR is 1.00%, which represents a reduction in the spread over LIBOR from the previous $150 million line of credit by 0.50%.

    On November 26, 1997, Bradley prepaid a REMIC mortgage note (the "REMIC Prepayment") primarily with the proceeds of an offering of $100 million of 7% unsecured Notes due November 15, 2004 (the "November 1997 Debt Issuance"). The effective interest rate on the unsecured Notes is approximately 7.19%. The issue was rated "BBB-" by Standard & Poor's and "Baa3" by Moody's.

    In December 1997, Bradley issued 1,290,000 shares of common stock pursuant to two separate public offerings (the "December 1997 Stock Offerings"). Net proceeds from the offerings, approximately $24.9 million, were contributed to the Operating Partnership and were used to reduce outstanding borrowings under the line of credit.

    On January 28, 1998, Bradley' through the Operating Partnership issued $100 million, 7.2% ten-year unsecured Notes maturing January 15, 2008 (the "January 1998 Debt Issuance"). The effective interest rate on the unsecured Notes is approximately 7.61%. The issue was rated "BBB-" by Standard & Poor's and "Baa3" by Moody's. Proceeds from the issue were used to reduce the outstanding borrowings under the line of credit.

    On February 18, 1998, Bradley issued 392,638 shares of common stock to a unit investment trust at a price based upon the then market value of $20.375 per share (the "February 1998 Stock Offering"). Net proceeds from the offering of approximately $7.6 million were contributed to the Operating Partnership and were used to reduce outstanding borrowings under the line of credit.

    The unaudited Pro Forma Condensed Statement of Income is presented as if all of the acquisitions, the dispositions, the replacement of the previous line of credit with the new line of credit, the REMIC Prepayment, the November 1997 Debt Issuance, the December 1997 Stock Offerings, the January 1998 Debt Issuance, and the February 1998 Stock Offering, described above, had been consummated on January 1, 1997, and with Bradley qualifying as a REIT and, therefore, incurring no federal income tax expense during the period January 1, 1997 through December 31, 1997.


                                                                          Other
                                                       Acquisition     Acquisition    Disposition       Other
                                          Historical   Properties (A)  Properties(B)  Properties (C)  Adjustments   Pro Forma
                                         ------------  --------------  -------------  --------------  ------------  ----------
                                                                 (In thousands except per share data)
Revenues:
 Rental income.........................  $    96,115          $1,518        $37,078        $(17,565)     $     --    $117,146
 Other income..........................        1,437               1            184               6            --       1,628
                                         -----------          ------        -------        --------   -----------    --------
   Total revenue.......................       97,552           1,519         37,262         (17,559)           --     118,774
                                         -----------          ------        -------        --------   -----------    --------

Expenses:
 Operations, maintenance
   and management......................       14,012             129          5,201          (2,856)           --      16,486
 Real Estate taxes.....................       18,398              65          5,281          (4,620)           --      19,124
 Mortgage and other
   interest............................       16,562              --             --              --     10,997 (D)     27,559
 General and administrative............        5,123              --             --              --            --       5,123
 Non-recurring stock-based
   compensation........................        3,415              --             --              --            --       3,415
 Depreciation and
   amortization........................       16,606              --             --              --      4,525 (E)     21,131
                                         -----------          ------        -------        --------   -----------    --------
 Total expenses........................       74,116             194         10,482          (7,476)       15,522      92,838
                                         -----------          ------        -------        --------   -----------    --------

Income before net gain on sale of
   properties and extraordinary
   item................................       23,436           1,325         26,780         (10,083)      (15,522)     25,936
Net gain on sale of properties.........        7,438              --             --          (7,438)           --          --
                                         -----------          ------        -------        --------   -----------    --------
Income before extraordinary item and
   allocation to minority interest.....       30,874           1,325         26,780         (17,521)      (15,522)     25,936
Income allocated to minority interest..       (1,116)             --             --              --          (472)     (1,588)
                                         -----------          ------        -------        --------   -----------    --------
Income before extraordinary item.......  $    29,758          $1,325        $26,780        $(17,521)     $(15,994)   $ 24,348
                                         ===========          ======        =======        ========   ===========    ========

Weighted average shares
   outstanding -- basic(F).............   21,776,146                                                               23,356,620

Basic and diluted income per
   common share:
 Income before extraordinary item(F)...        $1.36                                                                    $1.04
                                         ===========                                                                 ========


Explanatory Notes

(A) Increase represents historical operating revenues and expenses of Clock Tower Plaza for which financial statements are included in this Form 8-K, for the period Bradley did not own such property.

(B) Increase represents historical operating revenues and expenses of Acquisition Properties, and properties acquired in 1997 for which financial statements are not included in this Form 8-K, for the period Bradley did not own such properties.

(C) Decrease represents the elimination of historical operating revenues and expenses and net gain on sale of properties disposed of during 1997 and 1998 for the period during which Bradley owned such properties.

(D) Mortgage and other interest has been increased to reflect the pro forma borrowings for property acquisitions for the period during which Bradley did not own such properties, net of the reduction for the application of net proceeds from the property dispositions and the December 1997 and February 1998 Stock Offerings to pay down the line of credit for the period during which Bradley owned such properties, and for the period preceding the Stock Offerings, at an interest rate of 6.75%, which was Bradley's approximate borrowing rate at August 31, 1998. Mortgage and other interest has been increased for the November 1997 and January 1998 Debt Issuances, net of the reduction for the application of net proceeds of such Debt Issuances to pay down the $100 million REMIC Note and the line of credit, respectively, at the applicable effective interest rates. Mortgage and other interest has been decreased by the net reduction in interest expense resulting from the December 1997 paydown of the existing line of credit facility with proceeds from the new line of credit facility. A 0.125% change in the variable rate would result in a change in the pro forma interest adjustment of approximately $32,000.

               Increase in interest expense attributable to
                 acquisition activities..........................  $19,220
               Decrease in interest expense attributable to
                 disposition activities..........................   (6,559)
               Decrease in interest expense attributable to
                 the Stock Offerings.............................   (2,063)
               Net increase in interest expense attributable to
                 the Debt Issuances..............................      843
               Net decrease in interest expense attributable to
                 the paydown of the existing line of credit
                 facility with proceeds from the new line of
                 credit facility.................................     (444)
                                                                      ----

               Pro forma adjustment..............................  $10,997
                                                                   =======

(E) Depreciation and amortization has been increased to give effect to recording the property acquisitions over a depreciable life of 39 years, for the period which Bradley did not own such properties, net of the reduction for properties disposed for the period which Bradley owned such properties, as follows:

               Increase in depreciation and amortization
                 attributable to acquisition activities.........   $ 5,919
               Decrease in depreciation and amortization
                 attributable to disposition activities.........    (1,394)
                                                                   -------

               Pro forma adjustment.............................   $ 4,525
                                                                   =======

(F) A reconciliation of the numerator and denominator used to compute basic earnings per share ("EPS") to the numerator and denominator used to compute diluted EPS is as follows:

                                             Bradley Historical                   Bradley Pro Forma
                                     Numerator   Denominator  Per Share    Numerator   Denominator  Per Share
                                    -----------  -----------  ----------  -----------  -----------  ---------
Basic EPS:
Income before extraordinary item..    $29,758,000   21,776,146  $     1.36  $24,348,000   23,356,620      $1.04

Effect of dilutive securities:
Stock options.....................             --       42,451                       --       42,451
Stock-based compensation..........             --          315                       --          315
Conversion of LP Units............      1,116,000      799,938                1,588,000    1,523,587
                                      -----------   ----------               ----------  -----------

Diluted EPS:
Income before extraordinary item...   $30,874,000   22,618,850  $     1.36  $25,936,000   24,922,973      $1.04
                                      ===========   ==========  ==========  ===========  ===========  =========

                                   SIGNATURES

   Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                BRADLEY REAL ESTATE, INC.


                                By:  /s/ Thomas P. D'Arcy
                                     --------------------
Date: February 4, 1999               Thomas P. D'Arcy
                                     Chairman, President and Chief Executive
                                     Officer